Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

September 23, 2025

by and between

QNB CORP.

and

THE VICTORY BANCORP, INC.

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TABLE OF CONTENTS

Page

ARTICLE I Certain Definitions		2
1.01.	Certain Definitions	2
ARTICLE II The Merger		11
2.01.	The Parent Merger	11
2.02.	Effectiveness of Parent Merger	13
2.03.	Effective Date and Effective Time	13
2.04.	Closing	13
2.05.	The Bank Merger	13
ARTICLE III Merger Consideration		13
3.01.	Conversion of the Company Common Stock	13
3.02.	Exchange and Payment Procedures	14
3.03.	Company Options	18
3.04.	Company Restricted Stock Awards	19
3.05.	Dissenters’ Rights Shares	19
3.06.	Tax Consequences	20
ARTICLE IV Representations and Warranties		20
4.01.	Representations and Warranties of the Company	20
4.02.	Representations and Warranties of Parent	44
ARTICLE V Actions Pending Consummation of Merger		60
5.01.	Forbearances of the Company	60
5.02.	Forbearances of Parent	65
ARTICLE VI Covenants		66
6.01.	Commercially Reasonable Efforts	66
6.02.	Shareholder Approval	66
6.03.	Registration Statement; Joint Proxy Statement/Prospectus	67
6.04.	Public Announcements	68
6.05.	Access; Information	68
6.06.	Acquisition Proposal	69

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6.07.	Takeover Laws	72
6.08.	Certain Policies	72
6.09.	Regulatory Applications	73
6.10.	Employment Matters; Employee Benefits	73
6.11.	Notification of Certain Matters; Disclosure Supplements	77
6.12.	Data Conversion	78
6.13.	Consents	78
6.14.	Insurance Coverage	78
6.15.	Dividends	78
6.16.	Confidentiality	78
6.17.	Regulatory Matters	79
6.18.	Indemnification	79
6.19.	Environmental Assessments	80
6.20.	Litigation and Claims	80
6.21.	Delisting	80
6.22.	Listing	80
6.23.	Board Seats	81
6.24.	Absence of Control	81
6.25.	Tax Treatment	82
6.26.	Treatment of Company Debt	82
6.27.	Estoppel Certificates	82
ARTICLE VII Conditions to Consummation of the Merger		82
7.01.	Conditions to Each Party’s Obligation to Effect the Merger	82
7.02.	Conditions to Obligation of the Company	83
7.03.	Conditions to Obligation of Parent	84
ARTICLE VIII Termination		85
8.01.	Termination	85
8.02.	Effect of Termination and Abandonment; Enforcement of Agreement	88
ARTICLE IX Miscellaneous		89
9.01.	No Survival	89
9.02.	Amendment	89

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9.03.	Extension; Waiver	89
9.04.	Counterparts	90
9.05.	Confidential Supervisory Information	90
9.06.	Governing Law; Jurisdiction	90
9.07.	Waiver of Jury Trial	90
9.08.	Expenses	91
9.09.	Notices	91
9.10.	Entire Understanding	92
9.11.	Assignment; Third-Party Beneficiaries	92
9.12.	Interpretation	92
9.13.	Specific Performance	92
9.14.	Severability	93
9.15.	Delivery by Electronic Transmission	93

.

EXHIBIT A‑1 Form of Parent Support Agreement

EXHIBIT A‑2 Form of the Company Support Agreement

EXHIBIT B Form of Bank Merger Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 23, 2025 (this “Agreement”), by and between QNB CORP., a Pennsylvania corporation (“Parent”), and THE VICTORY BANCORP, INC., a Pennsylvania corporation (the “Company”).

WITNESSETH

WHEREAS, Parent is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”), and owns all of the outstanding shares of QNB Bank, Pennsylvania state chartered bank (“QNB Bank”);

WHEREAS, the Company is a registered bank holding company under the BHCA and owns all of the outstanding shares of The Victory Bank, a Pennsylvania state chartered bank (“Victory Bank”);

WHEREAS, the Boards of Directors of Parent and the Company believe that the merger of the Company with and into Parent, followed by the subsidiary bank merger of Victory Bank with and into QNB Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of Parent and the Company;

WHEREAS, the Boards of Directors of Parent and the Company have each approved this Agreement and the transactions contemplated hereby;

WHEREAS the parties intend this merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulation Section 1.368‑2(g);

WHEREAS, as a condition to the willingness of Parent to enter into this Agreement, the directors of the Company have entered into support agreements with Parent (the “Parent Support Agreements”), each dated as of the date of this Agreement, in the form attached to this Agreement as Exhibit A‑1, pursuant to which each of the directors of the Company have agreed, among other matters, to vote all of the shares of the Company Common Stock he or she has the sole power to vote or direct the voting thereof in favor of the Merger upon the terms and subject to the conditions set forth in the Parent Support Agreement; and

WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, the directors of Parent have entered into support agreements with the Company (the “Company Support Agreements”), each dated as of the date of this Agreement, in the form attached to this Agreement as Exhibit A‑2, pursuant to which each of the directors of Parent have agreed, among other matters, to vote all of the shares of the Parent Common Stock he or she has the sole power to vote or direct the voting thereof in favor of the Merger upon the terms and subject to the conditions set forth in the Company Support Agreement; and

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WHEREAS, certain executives of the Company have simultaneously entered into settlement agreements, each dated as of the date of this Agreement, in form and substance acceptable to Parent and the Company; and

WHEREAS, the parties also desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants, representations, warranties and agreements contained herein, Parent and the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent and the Company hereby agree as follows:

ARTICLE I
Certain Definitions

1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acceptance of Superior Proposal” has the meaning set forth in Section 6.06(d).

“Acquisition Proposal” has the meaning set forth in Section 6.06(f)(ii).

“Acquisition Transaction” has the meaning set forth in Section 6.06(f)(iii).

“Additional Company Director” has the meaning set forth in Section 6.23.

“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble, as amended or modified from time to time in accordance with Section 9.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Bank Merger” has the meaning set forth in Section 2.05(a).

“Bank Merger Agreement” has the meaning set forth in Section 2.05(a).

“Bank Merger Certificate” has the meaning set forth in Section 2.05(b).

“BHCA” has the meaning set forth in the Recitals to this Agreement.

“Business Data” means all data, information, and works of authorship in any medium collected, generated, or used in the conduct of the business of the Company and its Subsidiaries, including all proprietary information of or relating to the business and all Personal Information in the possession, custody, or control of the Company and its Subsidiaries, or otherwise held or processed on the Company and its Subsidiaries behalf, respectively.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

“Chosen Courts” has the meaning set forth in Section 9.06.

“CIC Payment” has the meaning set forth in Section 6.10(g).

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 6.10(c).

“Company Articles” means the Articles of Incorporation of the Company, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Common Stock” means the shares of common stock, $1.00 par value of the Company.

“Company Directors” has the meaning set forth in Section 6.23.

“Company Disclosure Schedule” has the meaning set forth in Section 4.01.

“Company Equity Incentive Plan” means The Victory Bancorp, Inc. 2021 Omnibus Incentive Plan, as amended June 18, 2024, and The Victory Bancorp, Inc. 2013 Equity Incentive Plan.

“Company Group” has the meaning set forth in Section 4.01(p)(vii).

“Company Meeting” has the meaning set forth in Section 4.01(d)(i).

“Company Non‑Voting Common Stock” has the meaning set forth in Section 4.01(b)(i).

“Company Options” means options to purchase shares of the Company Common Stock issued under the Company Equity Incentive Plan.

“Company Preferred Stock” has the meaning set forth in Section 4.01(b)(i).

“Company Recommendation” has the meaning set forth in Section 6.02(b).

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“Company Restricted Stock Award” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 4.01(b)(i).

“Company Stock” has the meaning set forth in Section 4.01(b)(i).

“Company Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Company Territory” means, for purposes of this Agreement, the geographic area comprising the Commonwealth of Pennsylvania.

“Compensation and Benefit Plans” has the meaning set forth in Section 4.01(l)(i).

“Consultants” has the meaning set forth in Section 4.01(l)(i).

“Contract” means any oral or written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and COBRA or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

“Data Conversion” has the meaning set forth in Section 6.12.

“Determination Date” shall mean any date following the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and prior to the Effective Date.

“Directors” has the meaning set forth in Section 4.01(l)(i).

“Dissenters’ Rights Laws” has the meaning set forth in Section 3.05(a).

“Dissenters’ Rights Shares” has the meaning set forth in Section 3.05(a).

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.03.

“Employees” has the meaning set forth in Section 4.01(l)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation, entity or trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its Subsidiaries, or that is a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB‑Pittsburgh” has the meaning set forth in Section 6.23.

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.

“FINRA” means The Financial Industry Regulatory Authority, Inc.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Group” has the meaning set forth in Section 13(d) under the Exchange Act.

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous,

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Information” has the meaning set forth in Section 6.16.

“Initial Index Price” means $4,600.08, the volume average weighted closing value of the Index during the 20 consecutive trading days immediately preceding the date of this Agreement.

“IRS” has the meaning set forth in Section 4.01(l)(ii).

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property right.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 4.01(d)(i).

“Knowledge” means, with respect to Parent, the Knowledge of any officer of Parent with the title of Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Bank Secrecy Act Officer, Chief Lending Officer, Chief Risk Officer, Director of Internal Audit or Compliance Officer, Chief Data Officer and, with respect to the Company, the Knowledge of any officer of the Company and Victory Bank with the title of Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Chief Lending Officer, or Compliance Officer. An officer of Parent or the Company shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of such officer’s duties.

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Litigation” has the meaning set forth in Section 6.20.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

“Loan” or “Loans” means any loans, loan agreements, loan commitments, letters of credit, credit facility, credit enhancements, notes, guarantees, interest bearing assets or any other extensions of credit (including any amendments, renewals, extensions or modifications thereto).

“Material Adverse Effect” means, with respect to Parent, or the Company, as the context may require, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate (i) has been or would reasonably be likely to be (a) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (b) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be likely to materially impair the ability of either Parent or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable bank regulatory accounting requirements; (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which the party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities; (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic, financial or market (including equity, credit and debt markets, as well as changes in interest rates, credit availability and liquidity) conditions affecting the financial services industry generally and not specifically relating to the party or its Subsidiaries; (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event; (E) public disclosure of the execution of this Agreement, or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby; (F) expenses incurred by the party and its Subsidiaries in connection with the consummation of the transaction contemplated by this Agreement; (G) the occurrence of any natural or man-made disaster; (H) changes in the trading price or trading volume of either party’s common stock; and (I) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, unless such facts are otherwise included in an exception set forth herein); except, with respect to subclauses (A), (B), (C), (D) and (G), to the extent that the effects of the change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 4.01(j)(ii).

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

“Merger” collectively refers to the Parent Merger and the Bank Merger, as set forth in Sections 2.01 and 2.05.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“New Book Entry Statement” has the meaning set forth in Section 3.02(a).

“Next Annual Meeting” has the meaning set forth in Section 6.23.

“Notice Period” has the meaning set forth in Section 6.06(d)(ii).

“Notifying Party” has the meaning set forth in Section 6.11(a).

“Old Certificates” has the meaning set forth in Section 3.01(b).

“OTC” has the meaning set forth in Section 3.02(b)(v).

“PABCL” means the Pennsylvania Business Corporation Law, Title 15 of the Pennsylvania Consolidated Statutes, as amended, the Pennsylvania Associations Code, as amended, and the Pennsylvania Entity Transaction Law, 15 Pa. C.S. §3.11 et seq., as amended.

“PADOBS” means the Pennsylvania Department of Banking and Securities.

“PADOS” means the Pennsylvania Department of State Bureau of Corporations and Charitable Organizations.

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Articles” means the Articles of Incorporation of Parent, as amended.

“Parent Board” means the Board of Directors of Parent.

“Parent Bylaws” means the amended and restated bylaws of Parent.

“Parent Common Stock” means shares of common stock, par value $0.625 per share, of Parent.

“Parent Common Stock Closing Price” has the meaning set forth in Section 3.02(b)(v).

“Parent Compensation and Benefit Plans” means any Compensation and Benefit Plan to which Parent, any of its Subsidiaries or any ERISA Affiliate participates, sponsors or contributes or to which it is a party and has any present or future liability.

“Parent Disclosure Schedule” has the meaning set forth in Section 4.02.

“Parent Equity Incentive Plan” means the QNB Corp. 2025 Equity Incentive Plan.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

“Parent Market Price” shall mean the volume average weighted closing sale price of a share of Parent Common Stock on OTC during the 20 consecutive trading days immediately preceding the date of this Agreement.

“Parent Market Value” means, as of the Determination Date, the average of the volume weighted daily closing sales prices of a share of Parent Common Stock as reported on OTC for the ten consecutive trading days immediately preceding the Determination Date.

“Parent Meeting” has the meaning set forth in Section 4.01(d)(i).

“Parent Merger” has the meaning set forth in Section 2.01(a).

“Parent SEC Reports” has the meaning set forth in Section 4.02(f)(ii).

“Parent Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Personal Information” means data or information in any medium that alone or in combination with other information allows the identification of an individual or that that otherwise is personal data, protected health information, or other data regulated under applicable Privacy and Information Security Requirements, including by way of example: name, street address, telephone number, e‑mail address, photograph, social security number, bank account number, pin code, race, gender, religion, political affiliation, sexual orientation, driver’s license number, passport number or customer or account number, IP address, or any persistent identifier.

“Privacy and Information Security Requirements” means all (a) applicable laws relating to privacy, information security, or the Processing of Personal Information; (b) all applicable laws concerning the security of the Company’s and its Subsidiaries’ products, services and Systems; (c) all contracts to which the Company’s or its Subsidiaries’ is a party or is otherwise bound that relate to Personal Information or protecting the security or privacy of information or Systems, (d) the Company’s or its Subsidiaries’ internal and posted policies and notices relating to Personal Information and/or the privacy and the security of the Company’s or its Subsidiaries’ products, services, Systems and Business Data, and (e) to the extent applicable, the Payment Card Information Data Security Standards and any industry self-regulatory principles regarding direct marketing, telemarketing, and online behavioral advertising.

“Processing” means any operation or set of operations that is performed upon Personal Information or other Business Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

“Phase I” has the meaning set forth in Section 6.19.

“QNB Bank” has the meaning set forth in the Recitals to this Agreement.

“Registration Statement” has the meaning set forth in Section 4.01(d)(i).

“Regulatory Authorities” or “Regulatory Authority” has the meaning set forth in Section 4.01(h)(i).

“Regulatory Order” has the meaning set forth in Section 4.01(h)(i).

“Related Parties” has the meaning set forth in Section 4.01(bb).

“Related Party Agreements” has the meaning set forth in Section 4.01(bb).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Company Vote” has the meaning set forth in Section 4.01(c)(i).

“Requisite Parent Vote” has the meaning set forth in Section 4.02(d)(i).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Security Incident” means (a) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Information or other Business Data, (b) inadvertent, unauthorized, and/or unlawful sale, or rental of Personal Information or other Business Data, or (c) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the Systems.

“Subsidiary” has the meanings ascribed to it in Section 2(d) of the BHCA.

“Superior Proposal” has the meaning set forth in Section 6.06(f)(i).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Systems” has the meaning set forth in Section 4.01(y)(ii)(A).

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

“Tail Policy” has the meaning set forth in Section 6.18(b).

“Takeover Laws” has the meaning set forth in Section 4.01(n).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments in the nature of a tax imposed by a taxing authority, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental and unemployment, together with any interest and any penalty, or additional amount imposed by any taxing authority and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any applicable amendment.

“Termination Date” has the meaning set forth in Section 8.01(c).

“Termination Fee” has the meaning set forth in Section 8.02(b)(i).

“Third Party Service Provider” shall mean a third party that provides outsourcing or other data or IT-related services for the Company and its Subsidiaries, including any third party that the Company and its Subsidiaries engages to Process Personal Information on behalf of the Company and its Subsidiaries and/or to develop software on behalf of the Company and its Subsidiaries.

“Treasury” means the United States Department of Treasury.

“Treasury Shares” means the Company Stock held by the Company or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Victory Bank” has the meaning set forth in the Recitals to this Agreement.

ARTICLE II
The Merger

2.01. The Parent Merger.

(a) The Parent Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into Parent (the “Parent Merger”), Parent shall survive the Parent Merger and continue to exist as a Pennsylvania corporation (Parent, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of the Company shall cease. At the Effective Time:

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(i) The Parent Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the PABCL;

(ii) The Parent Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the PABCL;

(iii) Subject to Section 6.23 of this Agreement, each individual serving as a director of Parent immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Parent Articles and the Parent Bylaws or as otherwise provided by the PABCL or until his or her earlier death, resignation or removal in the manner provided in the Parent Articles or the Parent Bylaws or as otherwise provided by the PABCL; and

(iv) At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Parent Merger.

(b) Option to Change Method of Merger. Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the Parent Merger and/or the Bank Merger (including the provisions of Article II), if and to the extent Parent deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Parent Common Stock received by holders of the Company Common Stock in exchange for each share of the Company Common Stock, (ii) cause the Merger to fail to qualify as a “reorganization” under Section 368(a)(1)(A) of the Code (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner or (iv) require submission to, or approval of, the Company’s shareholders after the Agreement has been approved by the Company’s shareholders. The parties agree to reflect any such change referred to in the immediately preceding subsections (i) – (iv) in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.02.

(c) Anti-Dilution. In the event Parent changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted to give the Company and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such events; provided, however, that, for purposes of clarification no such adjustment shall be made with regard to Parent Common Stock if Parent issues additional shares of Parent Common Stock and receives fair market value consideration for such shares. In addition, in the event Parent enters into an agreement pursuant to which shares of Parent Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of Company Common Stock entitled to receive shares of

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

Parent Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

2.02. Effectiveness of Parent Merger. At and after the Effective Time, the Parent Merger shall have the effects prescribed in the PABCL.

2.03. Effective Date and Effective Time. On or (if agreed by the Company and Parent) prior to the Closing Date, Parent and the Company shall cause to be filed the statement of merger with the PADOS. The Parent Merger shall become effective (such date, the “Effective Date”) upon the later to occur of the following: (i) the filing of the statement of merger with the PADOS; or (ii) such later date and time as may be set forth in such statement of merger (such time hereinafter referred to as the “Effective Time”).

2.04. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 am, Quakertown, Pennsylvania time, on a date as soon as reasonably practicable to be mutually agreed upon by Parent and the Company, and after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing occurs is referred to as the “Closing Date”.

2.05. The Bank Merger.

(a) Immediately following the Parent Merger, Victory Bank will merge with and into QNB Bank (the “Bank Merger”). QNB Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Victory Bank shall cease and QNB Bank shall survive and continue to exist as a Pennsylvania state chartered bank. Promptly after the date of this Agreement, QNB Bank and Victory Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Bank Merger Agreement”).

(b) Each of Parent and the Company shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholders of each subsidiary bank, respectively. Prior to the Effective Time, the Company shall cause Victory Bank, and Parent shall cause QNB Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (the “Bank Merger Certificate”). The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law. The Parent Merger and the Bank Merger shall sometimes collectively be referred to herein as the “Merger.”

ARTICLE III
Merger Consideration

3.01. Conversion of the Company Common Stock.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of Parent, the Company, or the holder of any of shares of the Company Common Stock:

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(a) Subject to Section 3.02 and except as otherwise provided by paragraph (b) of this Section 3.01, each share of the Company Common Stock (other than Treasury Shares and Dissenters’ Rights Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.5500 shares of Parent Common Stock (the “Exchange Ratio” and such shares, the “Merger Consideration”).

(b) All of the shares of the Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.01 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book entry account statements relating to the ownership of shares of the Company Common Stock) previously representing any such shares of the Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of the Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to Section 3.01(a) and Sections 3.02(b)(v), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.02, in each case without any interest thereon. Old Certificates previously representing shares of the Company Common Stock shall be exchanged for shares in book entry form representing whole shares of Parent Common Stock as set forth in Section 3.01(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 3.02(b), without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of the Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, except to the extent that any such increase is due to the exercise of the Company Options, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this sentence shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of the Company Common Stock that are owned by the Company (in each case other than shares (i) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted) shall be cancelled and cease to exist and no Merger Consideration shall be delivered or exchanged therefor.

3.02. Exchange and Payment Procedures.

(a) Exchange Fund. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates for exchange in accordance with this Article III, (i) evidence of shares in book entry form, representing shares of Parent Common Stock to be issued to holders of the Company

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

Common Stock (collectively, referred to herein as “New Book Entry Statements”), and (ii) cash in an amount sufficient to pay cash in lieu of any fractional shares (such New Book Entry Statements and cash described in the foregoing clause (ii), together with any dividends or distributions with respect thereto payable in accordance with Section 3.02(b)(ii), being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.

(i) As promptly as practicable after the Effective Time, but in no event later than five (5) calendar days thereafter, the Company shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of the Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Parent Common Stock and any cash in lieu of fractional shares, as applicable, which the shares of the Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 3.02(b)(ii). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (1) a New Book Entry Statement representing that number of whole shares of Parent Common Stock to which such holder of the Company Common Stock shall have become entitled pursuant to the provisions of Section 3.01 and (2) a check representing the amount of (x) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article III and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 3.02(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Parent Common Stock or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 3.02(b), each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock which the shares of the Company Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 3.02(b).

(ii) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with Section 3.02(b). After the surrender of an Old Certificate in accordance with Section 3.02(b), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

shares of Parent Common Stock which the shares of the Company Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.15).

(iii) For any New Book Entry Statement representing shares of Parent Common Stock that is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Tax required by reason of the issuance of a New Book Entry Statement representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(iv) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of the Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Book Entry Statements representing shares of Parent Common Stock, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in Article III.

(v) Notwithstanding anything to the contrary contained herein, no New Book Entry Statements or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect Parent Common Stock shall be payable on or with respect to any fractional share, and fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the “OTCQX tier” of the OTC market of the OTC Markets Group, Inc. (“OTC”) (as reported by Bloomberg or, if not reported thereby, in another authoritative source mutually selected by Parent and the Company) for the five (5) consecutive full trading days ending two (2) trading days immediately preceding the Closing Date (the “Parent Common Stock Closing Price”) by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.01(a). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for-consideration, but merely represents a mechanical rounding off for the purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(vi) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of the Company Common Stock who have not theretofore exchanged their Old Certificates pursuant to Section 3.02 shall thereafter look only to the Surviving Corporation for payment of the shares of Parent Common Stock and cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of the Company Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of the Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(vii) Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from any (A) Merger Consideration payable to a holder of a Company Restricted Stock Award, (B) cash payment in lieu of fractional shares of Parent Common Stock, (C) cash dividends or distributions payable pursuant to this Agreement or (D) any cash amount otherwise payable under this Agreement to any holder of Company Common Stock all amounts required to be deducted and withheld with respect to any such cash payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, the withheld amounts (i) will be paid over by Parent or the Exchange Agent to the appropriate taxing authority and (ii) will be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made. Parent shall notify the applicable holder of Company Common Stock promptly upon becoming aware that any such deduction or withholding is required and shall cooperate in good faith with such holder of Company Common Stock to mitigate any such deduction or withholding.

(viii) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Parent Common Stock, and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

(ix) The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights to withhold any such payment, delivery or distribution in the case of any Person.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

3.03. Company Options.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option in accordance with the terms of the Company Equity Incentive Plan and the terms of the Stock Option Award Agreement by which such Company Option is evidenced. All rights with respect to shares of the Company Common Stock under the Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of the Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of the Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption of such Company Option; provided, however, that the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.

(b) At the Effective Time, Parent shall assume the Company Equity Incentive Plan. Under the Company Equity Incentive Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of the Company Equity Incentive Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of the Company Options that are assumed by Parent pursuant to Section 3.03(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in the Company Equity Incentive Plan to a number of shares of the Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of the Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of the Company Equity Incentive Plan. In the interest of clarity, the granting of new stock awards under the Company Equity Incentive Plan at or following the Effective Time shall dilute all shareholders of Parent, including all former holders of the Company Common Stock issued Merger Consideration at the Closing, pro rata.

(c) Prior to the Effective Time, the Company and Parent shall take all action that may be necessary (under the Company Equity Incentive Plan and otherwise) to effectuate the provisions of this Section 3.03 and to ensure that, from and after the Effective Time, holders of the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

Company Options have no rights with respect thereto other than those specifically provided in this Section 3.03.

(d) At or prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock that will become subject to the Company Options assumed by Parent pursuant to Section 3.03(a).

3.04. Company Restricted Stock Awards.

(a) At the Effective Time, (i) each outstanding restricted stock award (a “Company Restricted Stock Award”) under the Company Equity Incentive Plan and the terms of the Contract by which such Company Restricted Stock Award is evidenced shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable Tax withholdings, a number of shares of Parent Common Stock equal to the number of shares of the Company Common Stock that were subject to such Company Restricted Stock Award immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) calendar days following the Closing Date.

(b) At or prior to the Effective Time, the Parent Board or a committee thereof shall adopt any resolutions that are necessary to effectuate the treatment of the Company Restricted Stock Awards as contemplated by this Section 3.04.

3.05. Dissenters’ Rights Shares.

(a) Shares of Company Common Stock held by those shareholders of the Company who have timely and properly exercised their dissenter’s rights in accordance with all applicable laws, including without limitation the provisions of Subchapter D, Section 1571 et seq., of the PABCL (collectively, the “Dissenters’ Rights Laws”), are herein referred to as “Dissenters’ Rights Shares.” Each Dissenters’ Rights Share, the holder of which, as of the Effective Time, has not effectively withdrawn or lost his, her or its dissenter’s rights under the Dissenters’ Rights Laws, shall not be converted into the right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by the Dissenters’ Rights Laws. Each holder of Dissenters’ Rights Shares who becomes entitled to payment for his, her or its shares of Company Common Stock pursuant to the Dissenters’ Rights Laws shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Dissenters’ Rights Laws). If any holder of Dissenters’ Rights Shares shall withdraw or lose his, her or its dissenters’ rights under the Dissenters’ Rights Laws, such Dissenters’ Rights Shares shall be converted into the right to receive the Merger Consideration in accordance with the provisions of this Agreement as if such shares were not Dissenters’ Rights Shares.

(b) The Company will give Parent (i) prompt notice of any written objections, notices, withdrawals of objections or notices and any other instruments served pursuant to the Dissenters’ Rights Laws and received by the Company, and (ii) the opportunity to direct all

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

negotiations with and proceedings with respect to holders of Dissenters’ Rights Shares. The Company will not, except with the prior written consent of Parent, (A) voluntarily make any payment with respect to any demands for payment under the Dissenters’ Rights Laws or (B) settle or offer to settle any such demands.

3.06. Tax Consequences. For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368‑2(g).

ARTICLE IV
Representations and Warranties

4.01. Representations and Warranties of the Company. Except as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”) (it being understood that (a) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (b) any disclosures made with respect to a section of Section 4.01 shall be deemed to qualify (i) any other section of Section 4.01 specifically referenced or cross-referenced in such disclosure and (ii) any other sections of Section 4.01 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), the Company hereby represents and warrants to Parent as follows:

(a) Organization, Standing and Authority.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered with the FRB under the BHCA. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, Section 4.01(a)(i) of the Company Disclosure Schedule sets forth the foreign jurisdictions in which the Company conducts business.

(ii) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Subsidiary of the Company (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Victory Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of the Company, threatened. Section 4.01(a)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.

(b) Capital Structure of the Company.

(i) The authorized capital stock of the Company consists of 9,000,000 shares of the Company Common Stock, 1,000,000 shares of the Company’s non‑voting common stock, with $1.00 par value (the “Company Non‑Voting Common Stock”), and 2,000,000 shares of the Company’s preferred stock, with $1.00 par value (the “Company Preferred Stock”). The Company Common Stock and the Company Preferred Stock are collectively referred to herein as the “Company Stock.” As of September 22, 2025, there were: (A) 1,996,588 shares of the Company Common Stock issued and outstanding, including 1,468 shares of the Company Common Stock granted in respect of outstanding Company Restricted Stock Awards, (B) no shares of Treasury Shares held by the Company or otherwise owned by the Company or its Subsidiaries, and (C) 155,937 shares of the Company Common Stock reserved for issuance pursuant to the Company Equity Incentive Plan (of which, collectively, 153,000 shares are reserved for issuance for outstanding the Company Options). No shares of the Company Non‑Voting Common Stock and the Company Preferred Stock are issued and outstanding or reserved for issuance. As of the date of this Agreement, except as set forth in the second sentence of this Section 4.01(b)(i) and for changes since September 22, 2025 resulting from the exercise, vesting or settlement of any Company Option or Company Restricted Stock Award described in such sentence, there are no shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. All the issued and outstanding shares of the Company Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company is current on all dividends payable on the outstanding shares of the Company Common Stock. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. Except as set forth in Section 4.01(b)(i) of the Company Disclosure Schedule, as of the date hereof, no trust preferred or subordinated debt securities of the Company are issued or outstanding. Other than the Company Restricted Stock Awards and the Company Options issued prior to the date of this Agreement as described in this Section 4.01(b)(i), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti‑dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

securities of or ownership interest in the Company, or Contracts by which the Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the Company or that otherwise obligate the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Company Securities”). Other than the Company Restricted Stock Awards and the Company Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding. Except for the Parent Support Agreements, there are no voting trusts, shareholder agreements, proxies or other Contracts in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of the Company Common Stock, capital stock or other voting or equity securities or ownership interests of the Company or granting any shareholder or other person any registration rights. No Subsidiary of the Company owns any capital stock of the Company.

(ii) The Company Options have been granted in compliance in all material respects with the terms of the applicable the Company Equity Incentive Plan and all applicable laws. With respect to each of the Company Options outstanding as of the date hereof, the name of each optionee, the date of each option to purchase the Company Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in Section 4.01(b)(ii) of the Company Disclosure Schedule. The exercise price of each the Company Option is no less than the fair market value of a share of the Company Common Stock determined on the date of grant of such stock option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each the Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code has been structured to so qualify.

(iii) The Company Restricted Stock Awards have been granted in compliance in all material respects with the terms of the applicable the Company Equity Incentive Plan and all applicable laws. With respect to each of the Company Restricted Stock Awards outstanding as of the date hereof, the name of each recipient, the date of each outstanding Company Restricted Stock Award granted, the number of shares the Company Common Stock subject to each such Company Restricted Stock Award and the vesting schedule of each such Company Restricted Stock Award are set forth in Section 4.01(b)(iii) of the Company Disclosure Schedule.

(iv) Neither the Company nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti‑takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(c) Authority; No Violation.

(i) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to shareholder approval and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Bank Merger have been duly and validly approved by the Company Board. The Company Board has determined, subject to Section 6.06 of this Agreement, that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval (with the Company Board’s recommendation in favor of approval) at a meeting of the shareholders, and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of holders of a majority of all votes cast at a meeting of shareholders called therefor (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by the Company as sole shareholder of Victory Bank, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(ii) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Parent Merger and the Bank Merger, nor compliance by the Company with any of the terms or provisions hereof, will (A) violate any provision of the Company Articles or the Company Bylaws or (B) assuming that the consents and approvals referred to in Section 4.01(d) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, or any Company Subsidiaries, or any of their respective properties or assets, or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(d) Consents and Regulatory Approvals.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) filing with the SEC and declaration of effectiveness of a registration statement on Form S‑4 (the “Registration Statement”) under the Securities Act including the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) relating to the meetings of Parent’s and the Company’s shareholders to be held in connection with the Agreement and the transactions contemplated hereby, including any adjournments or postponements thereof (as it relates to the Company, the “Company Meeting” and, as it relates to Parent, the “Parent Meeting”), (C) obtaining the Requisite Company Vote and the Requisite Parent Vote, (D) the filing of the statement of merger with the PADOS, and filing the Bank Merger Certificate with the Applicable Regulatory Authorities, (E) notice or application to OTC and to FINRA pursuant to Rule 10b-17 of the Exchange Act or otherwise, and any such approvals, and (F) receipt of the approvals set forth in Section 7.01(b).

(ii) As of the date hereof, the Company is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(e) OTC Documents.

(i) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of FINRA and OTC as to the quotation of the Company Common Stock on the “OTCQX tier” of the OTC.

(ii) Except as set forth in Section 4.01(e)(ii) of the Company Disclosure Schedule, the Company has filed or furnished, as applicable, on a timely basis, all material reports, schedules, forms, statements and other documents required to be filed or furnished by the Company pursuant to the “OTCQX tier” disclosure guidelines of OTC since December 31, 2022 (collectively, the “Company OTC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, the Company OTC Documents complied in all material respects with the applicable requirements of the OTC disclosure guidelines for the Pink Limited Information tier. None of the Company OTC Documents contained at the time they were filed or furnished, or if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(f) Financial Statements; Material Adverse Effect; Internal Controls.

(i) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company OTC Documents (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the “OTCQX tier” disclosure guidelines of OTC, in all material respects with applicable accounting requirements and with the published rules and regulations of the OTC with respect thereto, and (D) have been prepared in accordance with GAAP, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of the Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither the Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its audited financial statements for year ended December 31, 2024 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2024 and (C) in connection with this Agreement and the transactions contemplated hereby.

(iii) Since December 31, 2024, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to the Company or any of its Subsidiaries.

(iv) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non‑exclusive ownership and non‑direct control that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (A) has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary to permit

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. Since December 31, 2022, neither the Company, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or its Subsidiaries has engaged in questionable accounting or auditing practices. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent.

(g) Litigation. Except as set forth in Section 4.01(g) of the Company Disclosure Schedule, there is no suit, action, investigation, claim, proceeding or review pending, or to the Company’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Parent or any of its Affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by the Company, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Affiliates) that is or could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company.

(h) Regulatory Matters.

(i) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(including, without limitation, the FDIC, the FRB, and the PADOBS) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii) Neither the Company nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(i) Compliance with Laws. The Company, and each of the Company Subsidiaries hold, and have held at all times since December 31, 2022, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding the applicable license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the Knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to the Company or any of its Subsidiaries.

(j) Material Contracts; Defaults.

(i) Except as set forth in the Company Disclosure Schedule listed under Section 4.01(j)(i), neither the Company nor any of its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:

(A) any contract involving commitments to others to make capital expenditures or purchase or sales in excess $150,000 in any one case or $300,000 in the aggregate in any period of 12 consecutive months;

(B) any contract relating to any direct or indirect indebtedness of the Company or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit but excluding all Loans), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $100,000 in any one case or $150,000 in the aggregate in any period of 12 consecutive months;

(C) any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of the Company or any of its Subsidiaries;

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(D) any contract containing covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;

(E) any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of the Company’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants;

(G) any license agreement, either as licensor or licensee, or any other contract of any type relating to any Intellectual Property, except for license agreements relating to off-the-shelf software or software components pursuant to a non‑negotiable standard form or “shrink wrap” license agreement, providing for the payment by the Company or any of its subsidiaries of more than $100,000 annually;

(H) any contract with any insider of the Company or any of its Subsidiaries or any arrangement under which the Company or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);

(I) other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of the Company or any of its Subsidiaries;

(J) any contract that requires the payment of royalties;

(K) any contract pursuant to which the Company or any of its Subsidiaries has any obligation to share revenues or profits derived from the Company or any of its Subsidiaries with any other Person;

(L) any contract between (i) the Company or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of the Company or any of its Subsidiaries, on the other hand, and (ii) the Company or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of the Company or any of its Subsidiaries, on the other hand; and

(M) any contract that is a “material contract” (as defined in Item 601(b)(10) of Regulation S‑K of the SEC);

(N) any other legally binding contract not of the type covered by any of the other items of this Section 4.01(j) involving money or property and

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

having an obligation in excess of $150,000 in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.

(ii) “Material Contracts” shall mean those contracts on the Company Disclosure Schedule listed under Section 4.01(j)(i). True, complete and correct copies of all of the Material Contracts have been provided to Parent. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to the Company or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of the Company, as to the other parties to such Material Contracts. Except as disclosed in the Company Disclosure Schedule, the Company and/or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither the Company nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of the Company, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(k) Brokerage and Finder’s Fees. Except as set forth in Section 4.01(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(l) Employee Benefit Plans; Employee Matters.

(i) Section 4.01(l) of the Company Disclosure Schedule contains a complete and accurate list of all salary, commissions, bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective (including frozen plans) or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of the Company, any of its Subsidiaries or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which the Company, its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to terminate, modify or change any existing

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

Compensation and Benefit Plan except as contemplated under this Agreement or as required by applicable law. No Compensation and Benefit Plan holds any Company Common Stock.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) or has been adopted on a pre‑approved plan which is the subject of a favorable opinion letter from the IRS on which the plan sponsor of such plan is entitled to rely, and no circumstances exist which are likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of the Company, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject the Company, any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the Knowledge of the Company, no event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii) Except as set forth in Section 4.01(l) of the Company Disclosure Schedule, none of the Compensation and Benefit Plans are, and none of the Company, its Subsidiaries or any ERISA Affiliate has at any time sponsored, maintained, contributed to or had any liability with respect to any plan that is, (A) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (C) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (D) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Compensation and Benefit Plan listed in Section 4.01(l) of the Company Disclosure Schedule has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b) or 430 of the Code, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. The Pension Benefit Guaranty Corporation has not instituted, and is not expected to institute, any proceedings to terminate any Compensation and Benefit Plan. No liability under Title IV of ERISA has been, or is expected to be, incurred by the Company, any of its Subsidiaries or any ERISA Affiliate. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan. To the Knowledge of the Company, there is no pending investigation or enforcement action by the U.S. Department of Labor, the IRS or

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

any other Governmental Authority with respect to any Compensation and Benefit Plan. There does not exist, nor do any circumstances exist that could result in, any Controlled Group Liability of the Company or any of its Subsidiaries now or following the Closing.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which the Company or any of its Subsidiaries was or is a party have been timely made or have been reflected on the Company’s most recent audited financial statements.

(v) Except for the employment agreements and change in control agreements set forth in Section 4.01(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligations to provide post‑employment health or life insurance or other post‑employment death benefits under any Compensation and Benefit Plan, other than benefits mandated by COBRA or similar state law, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by the Company or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ post‑employment health or life insurance or other post‑employment death benefits on a permanent basis.

(vi) Neither the Company, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non‑United States) Employees, independent contractors or non‑employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, the Company has provided to Parent, true and complete copies of existing (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same, (B) trust instruments, insurance contracts, including renewal notices, and other funding instruments, (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants), (D) the most recent actuarial report and financial statement, (E) the most recent summary plan description, wrap document and summaries of material modifications, (F) any notices to or from the IRS, Department of Labor or the Pension Benefit Guaranty Corporation or forms filed with the Pension Benefit Guaranty Corporation (other than for premium payments), (G) the most recent determination letter or opinion letter issued by the IRS, (H) any Form 5310 or Form 5330 filed with the IRS, (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan, and (K) copies of all material correspondence or other communications with any Governmental Authority.

(viii) Except as set forth in the Company Disclosure Schedule listed under Section 4.01(l)(viii), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement would, directly or indirectly (including,

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment or benefit (including severance pay, retention bonuses, change in control benefits or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any material increase in benefits payable, or any other obligation pursuant to, under any Compensation and Benefit Plan.

(ix) Neither the Company, any of its Subsidiaries nor any ERISA Affiliate maintains any compensation plans, programs or arrangements the benefits or payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.

(x) As a result, directly or indirectly, of the execution of this Agreement or the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Parent, the Company or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment or otherwise provide for any benefit that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(xi) (i) the Company and each of its Subsidiaries are and have been in compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, (ii) neither the Company nor any of its Subsidiaries are engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (iii) there is no unfair labor practice or employment-related complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.

(xii) Each Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) complies with and has been established, documented, operated and maintained in form and operation, in accordance with Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder and no amounts under any such nonqualified deferred compensation plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries has any actual or potential obligation to indemnify, reimburse or otherwise gross-up any

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

Person for any taxes, interest or penalties that may be imposed, incurred or accelerated under Section 409A or 4999 of the Code.

(xiii) Except as set forth on Section 4.01(l)(xiii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(m) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company, or any of its Subsidiaries, the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, nor is the Company aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. The Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(n) Takeover Laws. The Company has taken all action required to be taken by the Company in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti‑takeover laws and regulations of the Commonwealth of Pennsylvania including Sections 2541 through 2575 of the PABCL (“Takeover Laws”), and (ii) any applicable provisions of the Company Articles, the Company Bylaws and/or the governing documents of any Company Subsidiary.

(o) Environmental Matters. To the Company’s Knowledge, neither the conduct, the operation of the Company, or any of its Subsidiaries, nor any condition of any property presently or previously owned, leased, operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien violates, or violated, Environmental Laws in any material respect; to the Company’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them, or any such property, that is reasonably likely to result in any material liability under Environmental Laws. Neither the Company nor any of its Subsidiaries has received any notice from any Person that the Company, its Subsidiaries, or the operation or condition of any property ever owned, leased, operated, or held as collateral, or in a fiduciary capacity, by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(p) Tax Matters.

(i) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(ii) The unpaid Taxes of the Company and each of its Subsidiaries (i) did not, as of December 31, 2024, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) set forth in the Company’s most recent audited financial statements and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and each of its Subsidiaries in filing their Tax Returns. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals have been established in the Company’s audited financial statements in accordance with GAAP).

(iii) The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code. No property of any of the Company or its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(iv) Each of the Company and its Subsidiaries has withheld or collected and paid over to the appropriate taxing authorities, or are properly holding for such payment, all material Taxes required by law to be withheld or collected and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(v) Neither the Company nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect, and no such extension of time has been requested.

(vi) No claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company, or any of its Subsidiaries, is or may be subject to taxation by that jurisdiction.

(vii) Neither the Company nor any of its Subsidiaries has applied for any ruling from any taxing authority with respect to material Taxes nor entered into a closing agreement (or similar arrangement) with any taxing authority with respect to material Taxes within the past three (3) years that is still in effect.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(viii) Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the Knowledge of the Company, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

(ix) Neither Company nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years.

(x) Neither the Company nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement (other than a tax allocation agreement between and among the Company and its Subsidiaries), (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which the Company is or was the common parent corporation (the “Company Group”), or (C) has any liability for the Taxes of any Person (other than members of the Company Group) pursuant to Treasury Regulation Section 1.1502‑6 (or any similar provision of state, local or foreign applicable Law) as a transferee or successor, by contract or otherwise (other than any contract, agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not Tax).

(xi) Neither the Company nor any of its Subsidiaries has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.

(xii) Neither the Company nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(xiii) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.

(xiv) The Company has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xv) Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(xvi) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011‑4(b).

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(xvii) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable laws) occurring or existing prior to the Closing.

(xviii) Neither the Company nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(xix) The Company operates at least one significant historic business line or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368‑1(d).

(q) Risk Management Instruments. Except as set forth in Section 4.01(q) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.

(r) Books and Records. The books of account, minute books, stock record books, and other records of the Company and its Subsidiaries, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Company Board and the governing bodies of its Subsidiaries, and committees of the Company Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, the Company Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.

(s) Insurance. Section 4.01(s) of the Company Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder, all claims thereunder have been filed in due and timely fashion and the Company and its Subsidiaries will cause to be filed in due and timely fashion any claims that have not yet been filed as of the date of this Agreement or which arise before the Effective Time of the Merger.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(t) Title to Real Property and Assets.

(i) Section 4.01(t) of the Company Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by the Company or its Subsidiaries. The Company and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the Company’s audited financial statements for the year ended December 31, 2024 as being owned by the Company as of December 31, 2024, or acquired after such date, except (A) statutory Liens for amounts not yet due and payable, (B) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (C) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (D) dispositions and encumbrances in the ordinary course of business. No portion of any real property owned by the Company or its Subsidiaries is (I) operated as a nonconforming use under applicable zoning codes, or (II) located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Authority and does not have flood or similar type of insurance.

(ii) Each lease agreement set forth on Section 4.01(t) of the Company Disclosure Schedule is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. There is not under any such lease agreements any default by the Company or its Subsidiaries, or to the Knowledge of the Company, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. The consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreements. Neither the Company nor any of its Subsidiaries has received written notice that the landlord under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(iii) The real property owned or leased by the Company or its Subsidiaries complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the Company’s Knowledge, threatened with respect to any such real property. All licenses and permits necessary for the occupancy and use of the real property owned or leased by the Company or its Subsidiaries, as used in the ordinary course, consistent with past practices of the Company and its Subsidiaries, have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the real property owned or leased by the Company or its Subsidiaries are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(iv) All leases pursuant to which the Company or its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that the Company or its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or the lessor.

(u) Loans.

(i) The allowance for credit losses as reflected on the Company’s most recent audited financial statements was, in the reasonable opinion of the Company’s management, (A) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (B) consistent with GAAP and reasonable and sound banking practices and (C) in conformance with recommendations and comments in reports of examination in all material respects.

(ii) Each Loan of the Company and the Company Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of the Company and the Company Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to enforceability as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. Section 4.01(u) of the Company Disclosure Schedule lists each Loan that has as of the date hereof an outstanding balance of $500,000 or more and that (A) is over 90 days or more delinquent in payment of principal or interest, (B) is classified by the Company or its Subsidiaries as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (C) has undergone troubled debt restructuring, or (D) is entirely or predominantly unsecured.

(iii) Each outstanding Loan of the Company and the Company Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and the Company Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(iv) None of the agreements pursuant to which the Company or any of the Company Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(v) There are no outstanding Loans made by the Company or any of the Company Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of the Company or the Company Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom, which are listed in Section 4.01(u) of the Company Disclosure Schedule.

(vi) Neither the Company nor any of the Company Subsidiaries is (A) now nor has it ever been since December 31, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans, and (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

(v) Repurchase Agreements. With respect to all agreements, since December 31, 2022, pursuant to which the Company or its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(w) Investment Securities Portfolio. All investment securities held by the Company or its Subsidiaries, as reflected in the Company’s most recent audited financial statements, are carried in accordance with GAAP consistent with the applicable guidelines issued by the Regulatory Authorities. The Company and each of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Company’s most recent audited financial statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Company or its Subsidiaries.

(x) Intellectual Property; Privacy; Information Security.

(i) the Company and its Subsidiaries own or has a valid license to use (in each case, free and clear of any Liens other than any permitted Liens) all material Intellectual Property necessary to carry on its business as it is currently conducted. Each of the Company and its Subsidiaries is the owners of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by the Company and its Subsidiaries in connection with its business operations, and each of the Company and its Subsidiaries has the right to convey by sale or license any Intellectual Property so conveyed. Neither the Company nor its Subsidiaries is in default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the Knowledge of the Company, threatened, which challenge the rights of the Company and/or its Subsidiaries with respect to Intellectual Property used, sold or licensed by the Company and/or its Subsidiaries in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. To the Knowledge of the Company, the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

conduct of the business of each of the Company and its Subsidiaries and the use of any Intellectual Property by each entity does not materially infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person. No Person has asserted to the Company and/or its Subsidiaries in writing that the Company and/or its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by the Company or its Subsidiaries in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of each of the Company and its Subsidiaries trademarks will be transferred to Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Parent shall have right and title to such trademarks and trade names.

(ii) (A) The computer, information technology and data processing systems, facilities and services including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), used by the Company and its Subsidiaries are reasonably sufficient for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted, and (B) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Company and its Subsidiaries as currently conducted. Except as set forth in Section 4.01(x)(ii) of the Company Disclosure Schedule, since December 31, 2022, there have not been any actual, suspected, or alleged Security Incidents or actual or alleged claims related to Security Incidents, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. To the Company’s Knowledge, there are no known data security, information security, or other technological vulnerabilities with respect to the Company and its Subsidiaries or with respect to the Systems that could adversely impact their operations or cause a Security Incident. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards consistent with best practices in the banking industry in which the Company and its Subsidiaries operate to ensure that the Systems are secure from loss, damage, and unauthorized access, use, modification, or other misuse and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each of the Company and its Subsidiaries has implemented commercially reasonable backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the Company and its Subsidiaries in all material respects. Each of the Company and its Subsidiaries has implemented and maintained commercially reasonable measures and procedures designed to mitigate the risks of cybersecurity breaches and attacks. The Company and its Subsidiaries have timely and reasonably remediated and addressed any and all material audit or security assessment findings relating to its implementation of administrative, technical, and physical security measures. Each of the Company and its Subsidiaries and, to the Company’s Knowledge, each Third Party Service Provider, has (i) at all times and remains in material compliance with all Privacy and Information Security Requirements, and (ii) taken commercially reasonable measures to

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. Except as set forth in Section 4.01(x)(ii) of the Company Disclosure Schedule, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information by the Company and its Subsidiaries or any other Person. The Company and its Subsidiaries have implemented and maintain documented policies and procedures to ensure compliance with the Privacy and Information Security Requirements. Each of the Company and its Subsidiaries has provided all requisite notices and obtained all required consents, and satisfied all other requirements, necessary for the conduct of the business as currently conducted and in connection with the consummation of the transaction contemplated hereunder.

(iii) Each of the Company and its Subsidiaries has contractually obligated all Third Party Service Providers to appropriate contractual terms relating to the protection and use of Personal Information and Systems, including obligations to (i) comply with applicable Privacy and Information Security Requirements, (ii) implement an appropriate information security program that includes reasonable administrative, technical, and physical safeguards, and (iii) restrict processing of Personal Information and ensure the return or adequate disposal or destruction of Personal Information. Each of the Company and its Subsidiaries has taken reasonable measures to ensure that Third Party Service Providers have complied with their contractual obligations.

(iv) There is not currently pending or threatened litigation against the Company and its Subsidiaries, including by any privacy regulator or other Regulatory Authority, with respect to privacy, cybersecurity, or the Processing of Personal Information, and, except as set forth in Section 4.01(x)(iv) of the Company Disclosure Schedule, there are no facts upon which such litigation could be based.

(v) Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all trade secrets that are included in the Intellectual Property owned by them, and, to the Knowledge of the Company, such trade secrets have not been disclosed by the Company and its Subsidiaries to any Person except pursuant to appropriate nondisclosure agreements.

(y) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. The Company is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause the Company or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti‑money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti‑money laundering law, or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. The Company is not aware of any facts or circumstances that would cause the Company to believe that any non‑public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause the Company or any of its Subsidiaries to undertake any material remedial action. The Company Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti‑money laundering

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti‑money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and the Company (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(z) CRA Compliance. Neither the Company nor any of its Subsidiaries has received any notice of non‑compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Victory Bank has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither the Company nor any of its Subsidiaries has Knowledge of any fact or circumstance or set of facts or circumstances which could cause the Company or any of its Subsidiaries to receive notice of non‑compliance with such provisions or cause the CRA rating of any Company Subsidiary to fall below “satisfactory.”

(aa) Related Party Transactions. Neither the Company nor any of its Subsidiaries has entered into any transactions with any Affiliate of the Company or its Subsidiaries or any Affiliate of any Director or officer of the Company or its Subsidiaries (collectively, the “Related Parties”) required to be disclosed pursuant to Section 404 of Regulation S‑K that have not been so reported. None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of the Company or any of its Affiliates, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries uses or the use of which is necessary for conduct of their business, (iii) has brought any action against, or owes any amount to, the Company or its Subsidiaries, or (iv) on behalf of the Company or any of its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of the Company or its Subsidiaries, is a partner or shareholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 4.01(aa) of the Company Disclosure Schedule contains a complete list of all contracts between the Company, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which Parent has given its prior written consent). Victory Bank is not a party to any transaction with any Related Party on other than arm’s-length terms.

(bb) Prohibited Payments. None of the Company, or the Company Subsidiaries, or to the Knowledge of the Company, any Director, officer, Employee, agent or other Person acting on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of the Company Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of the Company Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of the Company Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of the Company Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of the Company Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of the Company Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(cc) Fairness Opinion. The Company Board has received the written opinion of The Kafafian Group, Inc. to the effect that, as of the date of such opinion, the Merger Consideration to be received by the Company shareholders in the Parent Merger is fair to the holders of the Company Common Stock from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

(dd) Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on the Company on a consolidated basis, except as disclosed in the Company’s most recent audited financial statements.

(ee) Material Adverse Effect. The Company has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2024, that has had or could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

(ff) Tax Treatment of Merger. As of the date of this Agreement, the Company is not aware of any fact or state of affairs relating to the Company that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code

(gg) The Company Information. The information provided in writing by the Company relating to the Company and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by the Company, and no statement by the Company in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Parent.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(hh) No Other Representations or Warranties.

(i) Except for the representations and warranties made by the Company in this Section 4.01, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Parent or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and the Company hereby disclaims any such other representations or warranties.

(ii)  Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent nor any other Person has made or is making any representations or warranties relating to Parent whatsoever, express or implied, beyond those expressly given by Parent in Section 4.02 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its representatives.

4.02. Representations and Warranties of Parent. Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”) (it being understood that (i) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (ii) any disclosures made with respect to a section of Section 4.02 shall be deemed to qualify (A) any other section of Section 4.02 specifically referenced or cross-referenced in such disclosure and (B) any other sections of Section 4.02 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any Parent’s SEC Reports filed with or furnished to the SEC by Parent since December 31, 2024, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non‑specific or cautionary, predictive or forward-looking in nature, and except with respect to matters that relate to the representations and warranties contained in Sections 4.02(a), 4.02(b), 4.02(d)(ii), 4.02(k) and 4.02(n)), Parent hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Authority.

(i) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered with the FRB under the BHCA. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Parent is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(ii) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, each Subsidiary of Parent (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of QNB Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Parent, threatened.

(b) Capital Structure of Parent. The authorized capital stock of Parent consists of 10,000,000 shares of Parent Common Stock. The outstanding Parent Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of September 15, 2025, there were: (A) 3,721,138 shares of the Parent Common Stock issued and outstanding; and (B) 679,875 shares of the Parent Common Stock reserved for issuance pursuant to the Parent Equity Incentive Plan.

(c) Ownership of the Company Common Stock. As of the date of this Agreement, Parent and its Subsidiaries do not beneficially own any of the outstanding the Company Common Stock.

(d) Authority; No Violation.

(i) Parent has full corporate power and authority to execute and deliver this Agreement and, subject to the other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Bank Merger have been duly and validly approved by the Parent Board. The Parent Board has determined that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of holders of a majority of all votes cast at a meeting of shareholders called therefor (the “Requisite Parent Vote”), and the adoption and approval of the Bank Merger Agreement by Parent, as QNB Bank’s sole shareholder, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization,

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). The Parent Common Stock to be issued in the Merger has been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(ii) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, including the Merger and the Bank Merger, nor Parent’s compliance with any of the terms or provisions hereof, will (A) violate any provision of the Parent Articles or the Parent Bylaws, or (B) assuming that the consents and approvals referred to in Section 4.02(e) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of the Parent Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(e) Consents and Regulatory Approvals.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing of the Registration Statement with the SEC and the declaration of effectiveness of the Registration Statement by the SEC (C) obtaining the Requisite Company Vote and the Requisite Parent Vote, (D) the filing of the statement of merger with the PADOS, and filing the Bank Merger Certificate with the Applicable Regulatory Authorities, (E) notice or application to OTC and to FINRA pursuant to Rule 10b-17 of the Exchange Act or otherwise, and any such approvals, and (F) receipt of the approvals set forth in Section 7.01(b).

(ii) As of the date hereof, Parent is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(f) SEC Reports.

(i) Parent has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since December 31, 2022 and prior to the date of this Agreement (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Parent SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(g) OTC Documents.

(i) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of FINRA and OTC as to the quotation of the Parent Common Stock on the “OTCQX tier” of the OTC.

(ii) Parent has filed or furnished, as applicable, on a timely basis, all material reports, schedules, forms, statements and other documents required to be filed or furnished by Parent pursuant to the “OTCQX tier” disclosure guidelines of OTC since December 31, 2022 (collectively, the “Parent OTC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, the Parent OTC Documents complied in all material respects with the applicable requirements of the OTC disclosure guidelines for the Pink Limited Information tier. None of the Parent OTC Documents contained at the time they were filed or furnished, or if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(h) Financial Statements; Material Adverse Effect; Internal Controls.

(i) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in Parent SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with GAAP, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Baker Tilly US, LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither Parent nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10‑Q for period ended June 30, 2025 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since June 30, 2025 and (C) in connection with this Agreement and the transactions contemplated hereby.

(iii) Since December 31, 2024, (A) Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Parent or any of its Subsidiaries.

(iv) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non‑exclusive ownership and non‑direct control that would not reasonably be expected to have a Material Adverse Effect on Parent. Parent (A) has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (3) access

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of the Parent Board (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since December 31, 2022, neither Parent, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Parent or its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or its Subsidiaries has engaged in questionable accounting or auditing practices. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to the Company.

(i) Regulatory Matters.

(i) Neither Parent nor QNB Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.

(ii) Neither Parent nor QNB Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(j) Litigation. Except as has not had, and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, no litigation, claim or other proceeding before any court or Governmental Authority is pending against Parent or QNB Bank, and, to Parent’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Parent.

(k) Compliance with Laws. Parent and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) hold, and have held at all times since December 31, 2022, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate,

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

to have a Material Adverse Effect on Parent and, to Parent’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing, and (iii) have not received any notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). Parent and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Parent or any of its Subsidiaries.

(l) Brokerage and Finder’s Fees. Except for Performance Trust Capital Partners, LLC, Parent has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(m) Takeover Laws. Parent has taken all action required to be taken by Parent in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the Parent Articles, the Parent Bylaws and/or the governing documents of QNB Bank.

(n) Tax Treatment of Merger. As of the date of this Agreement, Parent is not aware of any fact or state of affairs relating to Parent that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

(o) Absence of Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Parent on a consolidated basis, except as disclosed in the financial statements in Parent’s SEC Reports.

(p) Material Adverse Effect. Parent has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2024, that has had or could reasonably be expected to have a Material Adverse Effect on Parent or any of its Subsidiaries.

(q) Employee Benefit Plans; Employee Matters.

(i) Section 4.02(q) of the Parent Disclosure Schedule contains a complete and accurate list of all Parent Compensation and Benefit Plans that are currently effective. Neither Parent nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Parent Compensation and Benefit Plan or to terminate, modify or change any existing Parent Compensation and Benefit Plan except as contemplated under this Agreement or as required by applicable law. No Parent Compensation and Benefit Plan holds any Parent Common Stock.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(ii) Each Parent Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Parent Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has been adopted on a pre‑approved plan which is the subject of a favorable opinion letter from the IRS on which the plan sponsor of such plan is entitled to rely, and no circumstances exist which are likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of Parent, threatened legal action, suit or claim relating to the Parent Compensation and Benefit Plans. Neither Parent nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Parent Compensation and Benefit Plan that would reasonably be expected to subject Parent, any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the Knowledge of Parent, no event has occurred or circumstance exists that could result in a material increase in premium cost of a Parent Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Parent Compensation and Benefit Plans that are self-insured.

(iii) Except as set forth in Section 4.02(q)(iii) of the Parent Disclosure Schedule, none of the Parent Compensation and Benefit Plans are, and none of Parent, its Subsidiaries or any ERISA Affiliate has at any time sponsored, maintained, contributed to or had any liability with respect to any plan that is, (A) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (C) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (D) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Except as set forth in Section 4.02(q)(iii) of the Parent Disclosure Schedule, no Parent Compensation and Benefit Plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b) or 430 of the Code, and none of the assets of Parent or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. The Pension Benefit Guaranty Corporation has not instituted, and is not expected to institute, any proceedings to terminate any Parent Compensation and Benefit Plan. No liability under Title IV of ERISA has been, or is expected to be, incurred by Parent, any of its Subsidiaries or any ERISA Affiliate. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Parent Compensation and Benefit Plan. To the Knowledge of Parent, there is no pending investigation or enforcement action by the U.S. Department of Labor, the IRS or any other Governmental Authority with respect to any Parent Compensation and Benefit Plan. There does not exist, nor do any circumstances exist that could result in, any Controlled Group Liability of Parent or any of its Subsidiaries now or following the Closing.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(iv) All contributions required to be made under the terms of any Parent Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Parent or any of its Subsidiaries was or is a party have been timely made or have been reflected on Parent’s financial statements included in its Quarterly Report on Form 10‑Q for the quarter ended June 30, 2025.

(v) Neither Parent nor any of its Subsidiaries has any obligations to provide post‑employment health or life insurance or other post‑employment death benefits under any Parent Compensation and Benefit Plan, other than benefits mandated by COBRA or similar state law, and each such Parent Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Parent or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ post‑employment health or life insurance or other post‑employment death benefits on a permanent basis.

(vi) Neither Parent, any of its Subsidiaries nor any ERISA Affiliate maintain any Parent Compensation and Benefit Plans covering leased or foreign (i.e., non‑United States) Employees, independent contractors or non‑employees.

(vii) INTENTIONALLY OMITTED

(viii) Except as set forth in Section 4.02(q)(viii) of the Parent Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement would, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment or benefit (including severance pay, retention bonuses, change in control benefits or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Parent Compensation and Benefit Plan, or (C) result in any material increase in benefits payable, or any other obligation pursuant to, under any Parent Compensation and Benefit Plan.

(ix) Neither Parent, any of its Subsidiaries nor any ERISA Affiliate maintains any compensation plans, programs or arrangements the benefits or payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.

(x) As a result, directly or indirectly, of the execution of this Agreement or the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Parent, the Company or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment or otherwise provide for any benefit that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(xi) (i) Parent and each of its Subsidiaries are and have been in compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, (ii) neither Parent nor any of its Subsidiaries are engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (iii) there is no unfair labor practice or employment-related complaint against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.

(xii) Each Parent Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) complies with and has been established, documented, operated and maintained in form and operation, in accordance with Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder and no amounts under any such nonqualified deferred compensation plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither Parent nor any of its Subsidiaries has any actual or potential obligation to indemnify, reimburse or otherwise gross-up any Person for any taxes, interest or penalties that may be imposed, incurred or accelerated under Section 409A or 4999 of the Code.

(r) Labor Matters. Neither Parent nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Parent, or any of its Subsidiaries, the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Parent or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Parent’s Knowledge, threatened, nor is Parent aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Parent and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(s) Taxes and Tax Returns.

(i) Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(ii) The unpaid Taxes of Parent and each of its Subsidiaries (i) did not, as of December 31, 2024, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) set forth in Parent’s financial statements in the Parent’s SEC Reports and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of Parent and each of its Subsidiaries in filing their Tax Returns. There are no Liens for Taxes upon the assets of Parent any of its Subsidiaries other than Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals have been established in Parent’s audited financial statements in accordance with GAAP).

(iii) Parent is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code. No property of any of the Parent or its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(iv) Each of Parent and its Subsidiaries has withheld or collected and paid to the appropriate taxing authorities, or are properly holding for such payment, all material Taxes required by law to be withheld or collected and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(v) No claim has ever been made by any taxing authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(vi) Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect, and no such extension of time has been requested.

(vii) Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the Knowledge of Parent, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Parent or any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

(viii) Neither Parent nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years that is still in effect.

(ix) Neither Parent nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement (other than a tax allocation agreement between and among Parent and its Subsidiaries), (B) has ever been a member of an affiliated group of

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Parent is or was the common parent corporation (the “Parent Group”), or (C) has any liability for the Taxes of any Person (other than members of the Parent Group) under Treasury Regulation Section 1.1502‑6 (or any similar provision of state, local or foreign applicable Law), as a transferee or successor, by contract or otherwise (other than any contract, agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not Tax).

(x) Neither Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(xi) Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011‑4(b).

(xii) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws) occurring or existing prior to the Closing.

(xiii) Parent has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xiv) Neither Parent nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(xv) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Parent or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.

(xvi) Neither Parent nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(xvii) Parent operates at least one significant historic business line or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368‑1(d).

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(t) Loans.

(i) The allowance for credit losses as reflected on Parent’s financial statements included in its Quarterly Report on Form 10‑Q for the quarter ended June 30, 2025 was, in the reasonable opinion of Parent’s management, (A) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (B) consistent with GAAP and reasonable and sound banking practices and (C) in conformance with recommendations and comments in reports of examination in all material respects.

(ii) Each Loan of Parent the Parent Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Parent and the Parent Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to enforceability as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(iii) Each outstanding Loan of Parent and the Parent Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and the Parent Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(iv) None of the agreements pursuant to which Parent or any of the Parent Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).

(v) There are no outstanding Loans made by Parent or any of the Parent Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of Parent or the Parent Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(vi) Neither Parent nor any of the Parent Subsidiaries is (A) now nor has it ever been since December 31, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans, and (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(u) Insurance. Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect; Parent and its Subsidiaries are not in material default thereunder, all claims thereunder have been filed in due and timely fashion and Parent and its Subsidiaries will cause to be filed in due and timely fashion any claims that have not yet been filed as of the date of this Agreement or which arise before the Effective Time of the Merger.

(v) Intellectual Property; Privacy; Information Security.

(i) Parent and its Subsidiaries own or has a valid license to use (in each case, free and clear of any Liens other than any permitted Liens) all material Intellectual Property necessary to carry on its business as it is currently conducted. Each of the and its Subsidiaries is the owners of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by Parent and its Subsidiaries in connection with its business operations, and each of Parent and its Subsidiaries has the right to convey by sale or license any Intellectual Property so conveyed. Neither Parent nor its Subsidiaries is in default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the Knowledge of Parent, threatened, which challenge the rights of Parent and/or its Subsidiaries with respect to Intellectual Property used, sold or licensed by Parent and/or its Subsidiaries in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Parent, the conduct of the business of each of Parent and its Subsidiaries and the use of any Intellectual Property by each entity does not materially infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person. No Person has asserted to Parent and/or its Subsidiaries in writing that Parent and/or its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by Parent or its Subsidiaries in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of each of Parent and its Subsidiaries trademarks will be transferred to Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Parent shall have right and title to such trademarks and trade names.

(ii) (A) The Systems used by Parent and its Subsidiaries are reasonably sufficient for the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted, and (B) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Parent and its Subsidiaries as currently conducted. There have not been any actual, suspected, or alleged Security Incidents or actual or alleged claims related to Security Incidents, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. To Parent’s Knowledge, there are no known data security, information security, or other technological vulnerabilities with respect to Parent and its Subsidiaries or with respect to the Systems that could adversely impact their operations or cause a Security Incident. Parent and its Subsidiaries have taken commercially reasonable steps and implemented

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

commercially reasonable safeguards consistent with best practices in the banking industry in which Parent and its Subsidiaries operate to ensure that the Systems are secure from loss, damage, and unauthorized access, use, modification, or other misuse and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each of Parent and its Subsidiaries has implemented commercially reasonable backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of Parent and its Subsidiaries in all material respects. Each of Parent and its Subsidiaries has implemented and maintained commercially reasonable measures and procedures designed to mitigate the risks of cybersecurity breaches and attacks. Parent and its Subsidiaries have timely and reasonably remediated and addressed any and all material audit or security assessment findings relating to its implementation of administrative, technical, and physical security measures. Each of Parent and its Subsidiaries and, to Parent’s Knowledge, each Third Party Service Provider, has (i) at all times and remains in material compliance with all Privacy and Information Security Requirements, and (ii) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information by Parent and its Subsidiaries or any other Person. Parent and its Subsidiaries have implemented and maintain documented policies and procedures to ensure compliance with the Privacy and Information Security Requirements. Each of Parent and its Subsidiaries has provided all requisite notices and obtained all required consents, and satisfied all other requirements, necessary for the conduct of the business as currently conducted and in connection with the consummation of the transaction contemplated hereunder.

(iii) Each of Parent and its Subsidiaries has contractually obligated all Third Party Service Providers to appropriate contractual terms relating to the protection and use of Personal Information and Systems, including obligations to (i) comply with applicable Privacy and Information Security Requirements, (ii) implement an appropriate information security program that includes reasonable administrative, technical, and physical safeguards, and (iii) restrict processing of Personal Information and ensure the return or adequate disposal or destruction of Personal Information. Each of Parent and its Subsidiaries has taken reasonable measures to ensure that Third Party Service Providers have complied with their contractual obligations.

(iv) There is not currently pending or threatened litigation against Parent and its Subsidiaries, including by any privacy regulator or other Regulatory Authority, with respect to privacy, cybersecurity, or the Processing of Personal Information, and there are no facts upon which such litigation could be based.

(v) Each of Parent and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all trade secrets that are included in the Intellectual Property owned by them, and, to the Knowledge of Parent, such trade

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

secrets have not been disclosed by Parent and its Subsidiaries to any Person except pursuant to appropriate nondisclosure agreements.

(vi) Each current or former employee, consultant or contractor of Parent and its Subsidiaries who has contributed to the creation or development of any Intellectual Property owned by Parent and its Subsidiaries has executed a nondisclosure and assignment-of-rights agreement for the benefit of Parent and/or its Subsidiaries, and Parent and/or its Subsidiaries are the owner of all rights in and to all Intellectual Property created by each such employee, consultant or contractor in performing services for Parent and/or its Subsidiaries vesting all rights in work product created in Parent and its Subsidiaries.

(w) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Parent is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause Parent or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti‑money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti‑money laundering law, or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. Parent is not aware of any facts or circumstances that would cause Parent to believe that any non‑public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Parent or any of its Subsidiaries to undertake any material remedial action. The Parent Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti‑money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti‑money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and Parent (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(x) CRA Compliance. Neither Parent nor any of its Subsidiaries has received any notice of non‑compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and QNB Bank has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither Parent nor any of its Subsidiaries has Knowledge of any fact or circumstance or set of facts or circumstances which could cause Parent or any of its Subsidiaries to receive notice of non‑compliance with such provisions or cause the CRA rating of any Parent Subsidiary to fall below “satisfactory.”

(y) Risk Management Instruments. Neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.

(z) Fairness Opinion. The Parent Board has received the written opinion of Performance Trust Capital Partners, LLC to the effect that, as of the date of such opinion, the Merger Consideration is fair to Parent from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(aa) Parent Information. The information provided in writing by Parent relating to Parent and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by Parent, and no statement by Parent in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to the Company.

(bb) No Other Representations or Warranties.

(i) Except for the representations and warranties made by Parent in this Section 4.02, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Parent hereby disclaims any such other representations or warranties.

(ii)  Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties relating to the Company whatsoever, express or implied, beyond those expressly given by the Company in Section 4.01 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its representatives.

ARTICLE V
Actions Pending Consummation of Merger

5.01. Forbearances of the Company. From the date hereof until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.01 of the Company Disclosure Schedule (it being understood that any disclosures made with respect to a subsection of this Section 5.01 shall be deemed to qualify (1) any other subsection of this Section 5.01 specifically referenced or cross-referenced, and (2) any other subsections of this Section 5.01 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections)) or as required by law or

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

regulation or by any Governmental Authority or as required by an applicable Regulatory Order, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon the Company’s ability to perform any of its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional the Company Common Stock or other capital stock of the Company, except upon the exercise or fulfillment of the Company Options issued and outstanding as of the date of this Agreement pursuant to the Company Equity Incentive Plan in accordance with their present terms, (ii) enter into any agreement, or amend or modify the Company Equity Incentive Plan, except as otherwise set forth in this Agreement, (iii) with respect to the foregoing, permit any additional the Company Common Stock to become subject to new grants of the Company Options, the Company Restricted Stock Awards, other rights or similar stock-based employee rights under the Company Equity Incentive Plan or any other plan or program, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(c) Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends payable by Subsidiaries of the Company, except for its normal and customary quarterly cash dividend in the amount of $0.0650 per share of the Company Common Stock for each full calendar quarter preceding the Effective Date subject to Section 6.15, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements. Except as set forth in Section 5.01(d) of the Company Disclosure Schedule, enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of the Company or any of its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof (including any vacant positions as of the date hereof), or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments) that exceed, in the aggregate, 5% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof and consistent with past practices.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify, make any contributions to, or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement, (iii) other than in the ordinary course, consistent with past practices, with

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

respect to contributions or (iv) pursuant to the regular annual renewal of insurance contracts) any Compensation and Benefit Plan, including the Company Equity Incentive Plan, or any other pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of the Company or any of its Subsidiaries, grant any equity or equity-based awards, or take any action to accelerate the payment of benefits or the vesting or exercisability of any options, restricted stock, phantom stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any Person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any Person other than a wholly owned Subsidiary or any claims against any Person other than a wholly owned Subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice or, in the ordinary course of business, consistent with past practices, purchases of securities incident to the Company’s securities portfolio, subject to Section 5.01(r)) all or any portion of the assets, business, deposits or properties of any other Person.

(h) Governing Documents. Amend the Company Articles, the Company Bylaws or the organizational and governing documents of the Company’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(j) Material Contracts. (i) Terminate, amend, or waive any provision of, any Material Contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Material Contract, other than normal renewals of leases and other Material Contracts without material adverse changes of terms with respect to the Company; (iii) enter into any contract that (A) would constitute a Material Contract if it were in effect on the date of this Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by the Company or any Company Subsidiary of $150,000 or more under the contract; or (iv) enter into any contract if the contract, in the aggregate with all contracts entered into by the Company or any Company Subsidiary from and after the date of this Agreement, would result in aggregate required payments by the Company or any Company Subsidiary in excess of $350,000.

(k) Claims. (i) Settle any claim, suit, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $300,000 or, in the aggregate, not to exceed $750,000, for all such claims, actions or

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

proceedings; and (ii) the Company shall provide written notice to Parent at least five (5) business days before commencing any litigation other than in the ordinary course of business.

(l) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(m) Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and any other risk, or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n) Borrowings. Other than in the ordinary course, consistent with past practice, incur any indebtedness, contract for the incurrence of any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of indebtedness of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, use of brokered deposits, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, borrowings from the Federal Reserve Bank, advances on existing lines of credit, sales of certificates of deposit, and entry into repurchase agreements).

(o) Indirect Loans; Participations. (i) Make or purchase any indirect or brokered Loans, or (ii) purchase from or sell to any financial institution or non‑depository lender an interest in a Loan, except for such credit facilities made to borrowers in the Company Territory which are secured by collateral located in the Company Territory in the ordinary course and consistent with past practices, in each case in excess of $2,000,000.

(p) Capital Expenditures. Make, or commit to make, any capital expenditures in excess of ten percent (10%) the Company’s capital expenditure budget set forth in Section 5.01(p) of the Company Disclosure Schedule.

(q) Lending. (i) Enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); or (ii) except for commitments issued prior to the date of this Agreement which have not yet expired, make or acquire any new Loan or issue a commitment (including a letter of credit) for any new Loan or renew or extend an existing commitment for any Loan, or amend or modify any Loan, (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral), except (A) Loans for which a commitment to make or acquire was entered into prior to the date of this Agreement; and (B)(i) unsecured Loans or commitments for unsecured Loans less than $250,000

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

individually, and (ii) secured Loans or commitments for secured Loans less than $2,000,000 individually, and (iii) Loans or commitments for Loans greater than $1,000,000 if immediately after making the Loan the Person obtaining the Loan and the Person’s Affiliates would have Loans owed to Victory Bank that is, in the aggregate, less than $5,000,000, in each case, in compliance with the underwriting policies and related Loan policies of Victory Bank in effect as of the date of this Agreement (including pursuant to an exception to such underwriting policies and related Loan Policies of Victory Bank that is reasonable in light of the underwriting of the borrower for such Loan or commitment); provided, however, for any new Loan or commitment (including a letter of credit) for any new Loan or renewal or extension of existing commitments or amendment or modification of any Loan, (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral) in excess of the limits described in clause (B) hereof, Parent shall have been deemed to have consented to any Loan in excess of such amount if Parent does not object to any such proposed loan in writing within three (3) business days of receipt by Parent of a request by the Company to exceed such limit along with all financial or other data that Parent may reasonably request in order to evaluate such Loan.

(r) Investment Securities Portfolio. Restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements; provided, that nothing herein shall prohibit the Company and its Subsidiaries from maintaining and monitoring its securities portfolio, or purchasing or selling securities in the ordinary course of business consistent with its investment policies.

(s) Intellectual Property. Except for non‑exclusive licenses and the expiration of Intellectual Property in the ordinary course, sell, assign, dispose of, abandon, allow to expire, license or transfer any material Intellectual Property of the Company and its Subsidiaries.

(t) Taxes. Except as required by law or applicable regulatory authority, (i) fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all material Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to timely pay any material Tax due (whether or not required to be shown on any such Tax Returns), or (iii) make, change or revoke any material Tax election or material Tax accounting method, file any amended material Tax Return, settle any material Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to material Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of material Taxes or file any amended material Tax Return).

(u) Offices and Facilities. (i) Open, close or relocate any branch office, ATMs, loan production office or other significant office or operations facility of the Company or its Subsidiaries at which business is conducted, or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(v) Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(w) Foreclosures. With respect to Loans in excess of $300,000, the Company shall not foreclose upon or otherwise cause the Company or any of its Subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of five acres or less to be foreclosed upon unless the Company has reason to believe that such real property may contain any such Hazardous Material.

(x) Reorganization 368(a). Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(y) Commitments. Agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.01.

5.02. Forbearances of Parent. From the date hereof until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.02 of the Parent Disclosure Schedule (it being understood that any disclosures made with respect to a subsection of this Section 5.02 shall be deemed to qualify (1) any other subsection of this Section 5.02 specifically referenced or cross-referenced, and (2) any other subsections of this Section 5.02 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections)) or as required by law or regulation or by any Governmental Authority or as required by an applicable Regulatory Order, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Parent and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Parent’s ability to perform any of its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Governing Documents. Amend the Parent Articles or the Parent Bylaws in a manner that would (i) materially and adversely affect the economic benefits of the Merger to the holders of the Company Common Stock, (ii) adversely affect the holders of the Company Common Stock relative to other holders of Parent Common Stock or (iii) impede Parent’s ability to consummate the transactions contemplated by this Agreement.

(c) Reorganization 368(a). Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

materially inaccurate at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority, or (iv) a delay in the consummation of the transactions contemplated by this Agreement.

(e) Other Transactions. Publicly announce or discuss with any Regulatory Authority any transaction involving the acquisition of all or any substantial portion of the equity interests, business or assets of any other Person, other than acquisitions in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Parent, or any Parent Subsidiary, and any other Person.

(f) Commitments. Agree to take, make any commitment to take, or adopt any resolutions of Parent Board in support of, any of the actions prohibited by this Section 5.02.

ARTICLE VI
Covenants

6.01. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02. Shareholder Approval.

(a) Company Shareholder Approval.

(i) The Company shall take all action necessary in accordance with applicable law and its organizational documents to duly call, give notice of, convene and, as soon as practicable after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite Company Vote. The Company shall cooperate and keep Parent informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement/Prospectus to the shareholders of the Company. Each member of the Company Board shall have executed and delivered to Parent a Support Agreement concurrently with the execution of this Agreement.

(ii) Subject to Section 6.06, the Company shall solicit, and use its reasonable best efforts to obtain, the Requisite Company Vote at the Company Meeting. Subject to Section 6.06(d), the Company shall (i) through the Company Board, recommend to its shareholders adoption of this Agreement (the “Company Recommendation”), and (ii) include such recommendation in the Joint Proxy Statement/Prospectus. The Company hereby acknowledges its obligation to submit this Agreement to its shareholders at the Company Meeting as provided in this Section 6.02. If requested by Parent, the Company

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

will engage a proxy solicitor, reasonably acceptable to Parent, to assist in the solicitation of proxies from shareholders relating to the Requisite Company Vote.

(b) Parent Shareholder Approval.

(i) Parent shall take all action necessary in accordance with applicable law and its organizational documents to duly call, give notice of, convene and, as soon as practicable after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite Parent Vote. Parent shall cooperate and keep the Company informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement/Prospectus to the shareholders of Parent. Each member of the Parent Board shall have executed and delivered to the Company a Support Agreement concurrently with the execution of this Agreement.

(ii) Subject to the Company’s ongoing compliance with Section 6.06, Parent shall solicit, and use its reasonable best efforts to obtain, the Requisite Parent Vote at the Parent Meeting. Subject to the Company’s ongoing compliance with Section 6.06, Parent shall (i) through the Parent Board, recommend to its shareholders adoption of this Agreement (the “Parent Recommendation”), and (ii) include such recommendation in the Joint Proxy Statement/Prospectus. Parent hereby acknowledges its obligation to submit this Agreement to its shareholders at the Parent Meeting as provided in this Section 6.02. If requested by the Company, Parent will engage a proxy solicitor, reasonably acceptable to the Company, to assist in the solicitation of proxies from shareholders relating to the Requisite Parent Vote.

6.03. Registration Statement; Joint Proxy Statement/Prospectus.

(a) Upon the execution and delivery of this Agreement, Parent and the Company shall promptly cause the Registration Statement to be prepared and Parent shall cause the Registration Statement to be filed with the SEC. Parent and the Company shall use their commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If, at any time after the Registration Statement is filed with the SEC, and prior to the Effective Time, any event relating to the Company or Parent is discovered by the Company or Parent, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Parent shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of the Company and Parent (if prior to the meeting of the shareholders pursuant to Section 6.02 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meeting. Parent shall also use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action. The Company and Parent shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement.

(b) Parent and the Company each agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Joint Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for distribution to the Company shareholders.

(c) If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus.

6.04. Public Announcements. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Parent, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Parent; provided that either Parent or the Company may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of the SEC, OTC or applicable stock exchange on which its securities are listed or Governmental Entity or, with respect to Section 6.06, for statements that are reasonably necessary to confirm its rights under this Agreement with respect to any litigation between the parties.

6.05. Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford Representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, including periodic updates of the information provided in Section 4.01(hh). Upon the reasonable request of the Company, Parent shall furnish such reasonable information about it and its business as is relevant to the Company and its shareholders in connection with the transactions contemplated by this Agreement. Neither the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

Company nor Parent, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Neither the Company nor Parent shall, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.

(c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly upon request cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) During the period from the date of this Agreement to the Effective Time, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period, and (iii) to the extent permitted by applicable law, any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company or any of its Subsidiaries.

6.06. Acquisition Proposal.

(a) From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, except as provided in Section 6.06(b), the Company shall not, and shall instruct and use its reasonable best efforts to cause its Subsidiaries and the officers, directors, employees, advisors and other agents of the Company and its Subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or Group any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v)

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.06(a), if the Company or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.06(a), the Company and its Representatives may, and permit its Subsidiaries and its Subsidiaries’ Representatives to, take any action described in Section 6.06(a)(ii) and participate in negotiations or discussions regarding the foregoing, if, and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, and (ii) the failure of the Company Board to take such action would more likely than not cause the Company Board to violate its fiduciary duties to the Company under applicable Law; provided, that the Company receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the confidentiality terms of this Agreement.

(c) As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, the Company shall (i) advise Parent in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, (ii) promptly provide to Parent a written summary of the material terms of such Acquisition Proposal, request or inquiry including the identity of the Person or Group making the Acquisition Proposal, and (iii) keep Parent promptly apprised of any related developments, discussions and negotiations (including providing Parent with a copy of all material documentation and correspondence relating thereto) on a current basis. The Company agrees that it shall promptly provide to Parent any information concerning the Company that may be provided (pursuant to Section 6.06(b)) to any other Person or Group in connection with any Acquisition Proposal which has not previously been provided to Parent.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Meeting, the Company may accept or approve a Superior Proposal thereby withdrawing its recommendation of the Agreement (“Acceptance of Superior Proposal”), if and only if (i) from and after the date hereof, the Company has complied with Sections 6.02 and 6.06, and (ii) the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the Company Board may not effect an Acceptance of Superior Proposal unless:

(i) the Company shall have received an unsolicited bona fide written Acquisition Proposal and the Company Board shall have concluded in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Parent;

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(ii) the Company shall have provided prior written notice to Parent at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person or Group making the Superior Proposal);

(iii) during the Notice Period, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv) the Company Board shall have concluded in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Parent, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Parent giving rise to a new five (5) business day Notice Period and shall again comply with the requirements of this Section 6.06(d) with respect to such new written notice.

(e) Nothing contained in this Agreement shall prevent the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

(f) As used in this Agreement:

(i) “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, (i) would, if consummated, result in a transaction (A) that is more favorable to the holders of the Company Common Stock from a financial point of view than the terms of this Agreement considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the transaction beyond or in additional to those specifically contemplated hereby and (B) is, in light of the other terms of such proposal, more favorable to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement, and (ii) is reasonably likely to be completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the proposal (in each case, taking into account any revisions to this Agreement made or proposed by Parent); provided that for purposes of the definition of “Superior Proposal,” the references to “25% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non‑binding, and whether communicated to the Company or publicly announced to the Company’s shareholders) by any Person or Group (in each case other than Parent or any of its Affiliates) relating to an Acquisition Transaction involving the Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the purchase assets of which constitute 25% or more of the consolidated assets of the Company as reflected on the Company’s consolidated statement of condition prepared in accordance with GAAP.

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company by any Person or Group, other than Parent or any of its Affiliates, of 25% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or Group, other than Parent or any of its Affiliates, beneficially owning 25% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power), (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 25% or more of the consolidated assets, business, revenues, net income, assets or deposits of the Company, or (C) any liquidation or dissolution of the Company or any of its Subsidiaries.

6.07. Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Support Agreements to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Support Agreements and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Law, as now or hereafter in effect.

6.08. Certain Policies. A reasonable time before the Effective Time and subject to the proviso below, the Company shall, upon the request of Parent, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Parent, and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that the Company shall not be obligated to take any such action pursuant to this Section 6.08 unless and until Parent acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to the Company that Parent’s representations and warranties, subject to Section 4.02, are true and correct as of such date and

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

that Parent is otherwise in material compliance with this Agreement; provided further, however, that the Company shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with GAAP or applicable law. The Company’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09. Regulatory Applications.

(c) Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow Parent to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section 6.09, each of the parties hereto agrees to act reasonably and as promptly as practicable. Parent agrees that it will consult with the Company with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep the Company apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. The Company shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, the Company shall not have any right to review and/or inspect any competitively sensitive business or other proprietary information submitted by Parent to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by Parent in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

(d) The Company agrees, upon request, to furnish Parent with all information concerning itself, Victory Bank and their other direct and indirect Subsidiaries, and their directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Parent or any of its Subsidiaries to any Regulatory Authority. Notwithstanding the foregoing sentence, Parent shall not have any right to review and/or inspect any competitively sensitive business or other proprietary information, or any confidential supervisory information submitted by the Company to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by the Company in relation to such filings; provided, however, that, to the extent any such information is requested or otherwise to be provided in connection with the obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities, Parent and the Company shall work together to provide such information to the Regulatory Authorities.

6.10. Employment Matters; Employee Benefits.

(a) All persons who are employees of Victory Bank immediately prior to the Effective Time and whose employment is not specifically terminated by Victory Bank at or prior to Effective Time shall continue as employees of Parent as of the Effective Time (“Continuing

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

Employees”). For the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their Affiliates to, provide for each Continuing Employee at least the same base salary and wage or commission rate provided by the Company or its Subsidiary immediately prior to the Effective Time. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give the Company’s or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and the Company’s and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of the Company or any of its Subsidiaries who become employees of Parent as a result of the Merger shall participate in the employee benefit plans sponsored by Parent for Parent’s similarly-situated employees with credit for their years of service with the Company or its Subsidiaries for participation and vesting purposes under Parent’s applicable plans, or as required by applicable law, including credit for years of service and for seniority under vacation and sick pay plans and programs. No such crediting of service shall operate to duplicate any benefits with respect to the same period of service, and such crediting of service shall not apply with respect to any new Parent employee benefit plans established after the date hereof that do not provide credit to any participant therein for any service accrued prior to such plan’s effective date. Notwithstanding the foregoing, no coverage of any of Continuing Employees or their dependents shall terminate under any Company or Subsidiary health and welfare plans prior to the time such Continuing Employees and their dependents, as applicable, become eligible to participate in the Parent group health plans (including dental and vision), programs and benefits common to all similarly-situated employees of Parent and its subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. In addition, to the extent the Company’s employees participate in Parent’s group health plan (including dental and vision), Parent agrees to use commercially reasonable efforts to waive all restrictions and limitations for pre‑existing conditions under Parent’s group health plan (including dental and vision) and applicable insurance policy (including amending the Parent’s group health plan, as necessary) to provide each employee of the Company and its Subsidiaries with full credit under Parent’s group health plan for the year in which the Closing occurs, for any deductible or co‑payment already incurred by any employee of the Company and its Subsidiaries under the applicable Compensation and Benefit Plan which is a group health plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable Parent’s group health plan.

(b) In the event (i) Parent terminates the employment (other than for circumstances reasonably constituting cause by reference to the definition “Termination for Cause” in the Parent Equity Incentive Plan) of any Continuing Employee, or (ii) such Continuing Employee is not offered or retained in substantially comparable employment, with respect to job description, responsibilities, work location (it being understood that, except as set forth in Section 6.10(b) of the Company Disclosure Schedule, any work location that is located more than twenty-five (25) miles from the Continuing Employee’s work location as of the Closing Date shall not be deemed “substantially comparable” for purposes of this Section 6.10(b), unless such relocated work location is less than twenty-five (25) miles from the Continuing Employee’s principal place of residence) and pay, with Parent or any of its Subsidiaries, as applicable, then Parent shall pay severance benefits to such employees as follows: (A) in the event employment is terminated on or prior to the date which is twelve (12) months after the Closing Date, two (2) weeks’ base compensation for each full year of continuous service with the Company, with a minimum

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

severance benefit of four (4) weeks’ base compensation and a maximum severance benefit of thirty-two (32) weeks’ base compensation; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Parent or its successor; or (C) as otherwise agreed between the Company and Parent; provided, however, that Parent’s obligation to pay severance to any Continuing Employee pursuant to the foregoing shall be expressly conditioned on the receipt by Parent of a general release of claims in such form and substance as deemed mutually acceptable by Parent and the Company. From and after the Effective Time, Parent shall permit all Continuing Employees whose employment is terminated as of the Effective Time to participate in Parent’s outplacement services plan for employees of Parent and its Subsidiaries, which outplacement services shall be provided for a period of not less than six (6) months following the termination of employment by an outplacement agency selected by Parent. For any Continuing Employee participating in the Company’s group health program at the Effective Time who is entitled to a severance payment pursuant to this Section 6.10(b), such Continuing Employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period. For purposes of this Section 6.10(b), “base compensation” shall have the meaning set forth in Section 6.10(b) of the Company Disclosure Schedule.

(c) A reasonable time before the Effective Time, but in any event only after the receipt of the last to be obtained of either the Requisite Company Vote and the regulatory approvals required by Section 7.01(b) of this Agreement, the Company Board shall adopt a resolution (i) approving the termination of its and/or the applicable Subsidiaries’ 401(k) Plan(s) (the “Company 401(k) Plan”) effective as of a date preceding the Effective Date, and (ii) approving the adoption of any amendments to the Company 401(k) Plan sufficient to terminate the Company 401(k) Plan and to provide for distributions in cash and necessary to comply with all applicable laws. Parent agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the Company 401(k) Plan to the Parent 401(k) plan for employees of the Company and its Subsidiaries who continue as employees of Parent and its Subsidiaries after the Effective Time, subject to the provisions of the Parent 401(k) Plan.

(d) To the extent requested by Parent, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Parent may reasonably require in order to cause the amendment, termination and/or liquidation of any Compensation and Benefit Plan other than the Company 401(k) Plan, on terms that are in accordance with the applicable amendment, termination and/or liquidation provisions of such Compensation and Benefit Plan and in accordance with applicable law and effective prior to the Effective Time. With respect to any such Compensation and Benefit Plan for which the amendment or termination of such plan requires the consent of the participants of such plan, the Company or its appropriate Subsidiary shall use it reasonable best efforts to obtain such consent as necessary to amend or terminate such plan as requested by Parent.

(e) Within forty-five (45) days after the date hereof, the Company may make offers of retention or stay bonus payments to certain employees of the Company and its Affiliates designated by Parent, in consultation with the Company, pursuant to retention or stay bonus agreements, the forms of which shall be acceptable to Parent; provided, however, that Parent has reviewed and approved the applicable allocation of amounts and list of recipients of such amounts.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(f) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by the Company with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior review and comment of Parent, and the Company shall consider in good faith revising such notice or communication to reflect any comments or advice that Parent timely provides.

(g) Any employee of the Company or any of its Subsidiaries who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the Merger or the Bank Merger (each, a “CIC Payment”) shall not receive any severance benefits as provided in Section 6.10(b) but will receive the CIC Payment to the extent it is required to be paid under such agreement.

(h) Notwithstanding any other provisions, the Surviving Corporation agrees to assume and honor in accordance with their terms all employment or change in control agreements or equity award agreements, vested as of the Closing Date under the Compensation and Benefit Plans; provided, however, Parent may replace such Compensation and Benefit Plans with a similar benefit plan of Parent. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Compensation and Benefit Plans will occur at the Effective Time. With respect to certain employees who are party to change in control or employment agreements with the Company or any of its Subsidiaries, each of whom is named on Section 6.10(h) of the Company Disclosure Schedules, the Company shall, prior to the Effective Time, use commercially reasonable efforts to obtain from each individual a settlement agreement upon terms mutually agreeable to the Company, Parent and such employee, setting forth the method in which his or her rights under the change in control or employment agreement will be settled, which shall include a general release of claims in a form mutually agreed upon by Parent and the Company from any such employee. The Surviving Corporation or a Subsidiary of the Surviving Corporation, as applicable, shall make the payments required under such change in control, employment, settlement or similar agreements.

(i) Prior to the Closing, the President and Chief Executive Officer of the Company, Parent and QNB Bank shall enter into a mutually acceptable consulting agreement, the form of which is included on Section 6.10(i)(A) of the Parent Disclosure Schedule, and the Chief Financial Officer of the Company, Parent and QNB Bank shall enter into a mutually acceptable consulting agreement, the form of which is included on Section 6.10(i)(B) of the Parent Disclosure Schedule.

(j) Nothing in this Agreement shall confer upon any employee, director or consultant of the Company or any of the Company Subsidiaries or Affiliates any right to continue in the employ or service of Parent, any Parent Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Company, Parent or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, director or consultant of the Company or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause (subject to the provisions of Article IV of this Agreement). Without limiting the generality of Section 9.11, except as set forth in Section 6.18, nothing in this Agreement, express or implied, is

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

intended to or shall confer upon any Person, including, without limitation, any current or former employee, director or consultant of the Company or any of the Company Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement amends, or will be deemed to amend (or prevent the amendment or termination of) any Compensation and Benefit Plan or any employee benefit plan sponsored, maintained or contributed to by Parent or its Affiliates. Parent and its Affiliates shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any of its employees in its discretion.

(k) The Company shall take any and all necessary actions to terminate the Supplemental Executive Retirement Agreement by and between The Victory Bank and Joseph Major at or immediately prior to the Effective Time in accordance with Section 409A of the Code and the regulations and guidance promulgated thereunder. From and after the Effective Time, such Supplemental Executive Retirement Agreement by and between The Victory Bank and Joseph Major shall be terminated without any further accruals or increased obligations or further contributions by Parent.

6.11. Notification of Certain Matters; Disclosure Supplements.

(a) Parent and the Company (for purposes of this Section 6.11, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in Article VII; provided, however, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied.

(b) If, between the date hereof and the Effective Time, the Company or Victory Bank downgrades any Loan, as part of their internal credit rating, monitoring and review process, to a “Category 5” or lower in accordance with its existing credit scoring policies and procedures, the Company shall notify Parent in writing no later than three (3) business days after such action has been taken, which notice shall describe the action taken and the rationale therefor.

(c) Parent and the Company shall each promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Parent Disclosure Schedule and the Company Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule or the Company Disclosure Schedule (as applicable) or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Parent or the Company (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

to the Parent Disclosure Schedule or the Company Disclosure Schedule (as applicable) shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party’s rights with respect to termination under Article VIII of this Agreement.

6.12. Data Conversion. To the extent permitted by applicable law, from and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate data sharing and the integration of the Company with the business of Parent following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by Parent. The Company agrees to use all commercially reasonable efforts to promptly commence and aid Parent preparations for implementation of the Data Conversion. The parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems.

6.13. Consents. The Company shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement, which are set forth in Section 6.13 of the Company Disclosure Schedules.

6.14. Insurance Coverage. The Company shall cause the policies of insurance listed in the Company Disclosure Schedule to remain in effect until the Effective Time.

6.15. Dividends. In the calendar quarter in which the Closing occurs, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of the Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.16. Confidentiality. Except for the use of information in connection with the Joint Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of the Company and Parent pursuant to the terms of this Agreement shall be kept in strictest confidence and not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Joint Proxy Statement/Prospectus to the shareholders of the Company, this Section 6.16 shall not apply to Information included in the Joint Proxy Statement/Prospectus to be sent to the shareholders of the Company under Section 6.03. The Company and Parent agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. The Company and Parent agree to hold the Information in strictest confidence and shall not use such Information for any purpose other than a mutually acceptable transaction contemplated hereby, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of the Company or Parent to fulfill its obligations hereunder, (ii) is demonstrated as already known to the party receiving the Information on a nonconfidential basis

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

prior to the disclosure, or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, provided nothing herein shall prohibit a party from making any disclosure required by law. In the event the transactions contemplated by this Agreement are not consummated, the Company and Parent agree to return upon request all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information.

6.17. Regulatory Matters. Parent, the Company and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by the Company or any Subsidiary with, or a commitment letter, board resolution or similar submission by the Company or any Subsidiary to, or supervisory letter from any Regulatory Authority to the Company or Subsidiary, to the satisfaction of such Regulatory Authority.

6.18. Indemnification.

(a) For a period of six (6) years after the Effective Date, to the fullest extent permitted by applicable law, the Surviving Corporation shall indemnify and hold harmless, and shall advance expenses as incurred, in each case to the fullest extent such persons are indemnified or held harmless as of the date of this Agreement by the Company pursuant to the PABCL and the Company Articles, the Company Bylaws, or the governing or organizational documents of any Company Subsidiary, each person who is now, or who has been at any time prior to the date hereof, or who becomes after the date hereof but prior to the Effective Time, a director or officer of the Company or a the Company Subsidiary (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that, in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such the Company Indemnified Party is not entitled to indemnification.

(b) Before the Effective Date, the Company shall procure a policy of officers’ and directors’ and company liability insurance with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time as currently maintained by the Company (“Tail Policy”) to be effective for a period of six (6) years after the Effective Time, on terms no less advantageous than those contained in the Company’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the Surviving Corporation shall not be obligated to expend, on an aggregate basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by the Company for such insurance.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

(c) The obligations of the Surviving Corporation, Parent or the Company under this Section 6.18 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.18 without the prior written consent of the affected the Company Indemnified Party or affected person.

(d) The provisions of this Section 6.18 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each the Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.18.

6.19. Environmental Assessments. The Company hereby agrees to permit Parent to engage, at the expense of Parent, a qualified consultant, mutually agreeable to the Company and Parent, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527‑05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice” (“Phase I”) or such other lesser standard of review as determined by Parent in its sole discretion, of each parcel of real estate owned by the Company or any Subsidiary, including real estate acquired by Victory Bank, upon foreclosure.

6.20. Litigation and Claims. Each of Parent and the Company shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the Knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries or any of their current or former directors or executive officers relating to the transactions contemplated by this Agreement (“Litigation”), and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such Litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such Litigation, and will in good faith take such comments into account. No party shall agree to settle any such Litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its Affiliates.

6.21. Delisting. The Company shall take, or cause to be taken, all actions necessary to remove the Company Common Stock from quotation on OTC, effective as of the Effective Time.

6.22. Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on OTC, subject to official notice of issuance, prior to the Effective Time.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

6.23. Board Seats. Prior to the Effective Time, but effective only as of the Effective Time and contingent upon Closing, Parent shall appoint Joseph W. Major, a current member of the Company Board, and one other current member of the Company Board (together with Mr. Major, the “Company Directors”) to the Parent Board to fill a vacancy in Class I and Class III of directors slate, or otherwise increase the size of the board of Parent by two (2) to effectuate the Company Director inclusion in the Class I and Class III of directors slate, subject to fiduciary duties of the Parent Board, with Mr. Major being appointed as a Class I director. Parent shall, subject to its standard corporate governance practices and the standard director evaluation, selection and nomination process of Parent’s nominating committee, nominate and recommend the Company Directors, for election at the next applicable annual meeting of the shareholders of Parent following the Effective Time at which such class of the Parent Board is up for election (as applicable, the “Next Annual Meeting”). Additionally, Parent Board shall, subject to Parent’s standard corporate governance practices and the standard director evaluation, selection and nomination process of Parent’s nominating committee, consider, in good faith, adding an additional current member of the Company Board (the “Additional Company Director”) to the Parent Board to fill a vacancy in Class II of directors slate, or otherwise increase the size of the board of Parent by one (1) to effectuate the Additional Company Director inclusion in Class II of directors slate if the Additional Company Director is added. Parent shall, subject to fiduciary duties of the Parent Board, nominate and recommend the Additional Company Director, for election at the Next Annual Meeting. Parent shall (a) cause each of the Company Directors and, if appointed, the Additional Company Director, subject to fiduciary duties of the Parent Board, to serve on the board of directors of QNB Bank so long as such individual serves on the Parent Board, (b) cause each of the Parent Board and the board of directors of QNB Bank to waive any director retirement age or director qualification limitations in any of the organizational or governance documents, policies or procedures of Parent or QNB Bank, as applicable, to effectuate the appointments and renominations set forth in this Section 6.23, (c) solely to the extent Mr. Major is elected to, and serves the entirety of, a second term as a director of the Federal Home Loan Bank of Pittsburgh (the “FHLB‑Pittsburgh”) following the expiration of his current term as a director of the FHLB‑Pittsburgh on December 31, 2025, take all actions necessary to ensure that Mr. Major serves as a director of QNB Bank for the time period required for him to complete two (2) additional consecutive terms as a director of the FHLB‑Pittsburgh, and (d) upon the Effective Time, (1) amend the Parent Bylaws and the bylaws of QNB Bank to establish the position of Vice Chair of the Parent Board and the Board of Directors of QNB Bank and (2) appoint Mr. Major as Vice Chair of the Parent Board and as Chair of the Strategic Planning Committee of the Parent Board and as Vice Chair the board of directors of QNB Bank.

6.24. Absence of Control. It is the intent of the parties to this Agreement that Parent, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the Company or any of its Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or any of its Subsidiaries. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

6.25. Tax Treatment.

(a) Unless otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code, (i) each of the parties shall report the Merger for U.S. federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in all applicable Tax Returns and (ii) none of the parties shall take any Tax reporting position inconsistent with the characterization of the transactions contemplated by this Agreement as a “reorganization” under Section 368(a) of the Code.

(b) Each of the Company and Parent shall deliver to the Company’s counsel and Parent’s counsel at such time or times as requested by the Company’s counsel or Parent’s counsel letters signed by an officer of the Company or Parent, as applicable, for the purposes of obtaining (i) the opinion from Parent’s counsel described in Section 7.03(d) and (ii) the opinion from the Company’s counsel described in Section 7.02(c).

(c) Parent shall use its reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Parent Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 7.03(d). Parent shall not take any action (or knowingly fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

(d) The Company shall use its reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 7.02(c). The Company shall not take any action (or knowingly fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

6.26. Treatment of Company Debt. Upon the Effective Time, Parent shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Parent, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.26 of the Company Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby.

6.27. Estoppel Certificates. After the receipt of the last to be obtained of either the Requisite Company Vote and the regulatory approvals required by Section 7.01(b) of this Agreement, the Company shall use commercially reasonably efforts to obtain an estoppel certificate, in such form as is acceptable to Parent, for each lease agreement set forth in Section 4.01(t) of the Company Disclosure Schedule from the applicable counterparty for the benefit of Parent.

ARTICLE VII
Conditions to Consummation of the Merger

7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Parent and the Company to consummate the Merger is subject to the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

fulfillment or written waiver by Parent and the Company, as the case may be, prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the Requisite Company Vote and the Requisite Parent Vote.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Parent Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Parent Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to the Company and/or its Subsidiaries, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Listing of Parent Common Stock. The Parent Common Stock to be issued in the Parent Merger shall have been authorized for quotation on OTC.

(e) Effectiveness of Registration Statement and Joint Proxy Statement/Prospectus. The Registration Statement and Joint Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.

(f) Tail Policy. The Company shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.18(b).

7.02. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Section 4.02(a), Section 4.02(b), Section 4.02(c), Section 4.02(d), and Section 4.02(k) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Parent set forth in this Agreement in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

4.02) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by Parent under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) Tax Opinions. The Company shall have obtained an opinion of Kilpatrick Townsend & Stockton LLP (or, if Kilpatrick Townsend & Stockton LLP is unwilling or unable to issue the opinion, a written opinion of Parent’s counsel), in form and substance reasonably acceptable to the parties, dated as of the Effective Date, to the effect that the Parent Merger effected pursuant to this Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from the Company and Parent, which representations may take the form of written certifications, in each case, in form and substance reasonably satisfactory to counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

7.03. Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 4.01(a), Section 4.01(b), Section 4.01(c), Section 4.01(d), Section 4.01(k), Section 4.01(r), Section 4.01(t) and Section 4.01(u) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date),. All other representations and warranties of the Company set forth in this Agreement (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section 4.01) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Consents. The Company shall have obtained the consent or approval of each Person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in Parent’s reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation, including any consent or approval required for the assignment of any Material Contracts as set forth on Section 6.13 of the Company Disclosure Schedules.

(d) Tax Opinion. Parent shall have obtained an opinion of Stevens & Lee, P.C. (or, if Stevens & Lee, P.C. is unwilling or unable to issue the opinion, a written opinion of the Company’s counsel), in form and substance reasonably acceptable to the parties, dated as of the Effective Date, to the effect that the Parent Merger effected pursuant to this Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from the Company and Parent, which representations may take the form of written certifications, in each case, in form and substance reasonably satisfactory to counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(e) Dissenting Shareholders. The holders of no more than ten percent (10.0%) of the issued and outstanding shares of the Company Common Stock shall have properly exercised dissenters’ rights of appraisal.

ARTICLE VIII
Termination

8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote and the Requisite Parent Vote:

(a) By the mutual written consent of Parent and the Company, if the board of directors of each so determines by vote of a majority of the members of its entire board.

(b) By either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein), if its board of directors so determines by vote of a majority of the members of the entire board, in the event that there shall have been a breach of any of the obligations, covenants

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.03, in the case of a termination by Parent, or Section 7.02, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date).

(c) By either Parent or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, if the Merger shall not have been consummated on or before September 30, 2026 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein or any other breach by such party of this Agreement.

(d) By either the Company or Parent upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied and the denial has become final and nonappealable, (ii) any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement shall have requested, directed or advised Parent or the Company to withdraw its application for approval of the Merger, or (iii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Parent Merger or the Bank Merger.

(e) By either the Company or Parent if:

(i) the Requisite Company Vote shall not have been obtained at the Company Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 8.01(e)(i) if the party has breached in any material respect any of its obligations under Sections 6.02, 6.03 and 6.06 of this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite Company Vote at the Company Meeting or at any adjournment or postponement thereof; or

(ii) the Requisite Parent Vote shall not have been obtained at the Parent Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 8.01(e)(ii) if the party has breached in any material respect any of its obligations under Sections 6.02, 6.03 and 6.06 of this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite Parent Vote at the Parent Meeting or at any adjournment or postponement thereof.

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(f) By:

(i) the Company if (A) the Company Board (or a duly authorized committee thereof) has authorized an Acceptance of Superior Proposal, and (B) the Company has complied in all respects with Section 6.06; or

(ii) Parent prior to the time the Requisite Company Vote is obtained, if (A) the Company Board shall have failed to include the Company Recommendation in the Joint Proxy Statement/Prospectus, or withdrawn, modified or qualified the Company Recommendation in a manner adverse to Parent, or publicly disclosed that it intends to do so, or (B) the Company or its Board of Directors has breached its obligations under Section 6.02 or Section 6.06 in any material respect.

Any purported termination pursuant to this Section 8.01(f) shall be void and of no force or effect if the Company shall not have paid, and Parent shall not have received, the Termination Fee as required pursuant to Section 8.02(b)(ii).

(g) By written notice of the Company to Parent if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(i) the Parent Market Value is less than the Parent Market Price multiplied by 0.80; and

(ii) the number obtained by dividing the Parent Market Value by the Parent Market Price shall be less than the Index Ratio minus 0.20;

subject, however, to the following three sentences: If the Company elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Parent. During the five business day period commencing with Parent’s receipt of such notice, Parent shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Parent Market Price, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the Parent Market Value. If within such five business day period, Parent delivers written notice to the Company that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

(h) By Company prior to the time the Requisite Parent Vote is obtained, if (i) the Parent Board shall have failed to include the Parent Recommendation in the Joint Proxy Statement/Prospectus, or withdrawn, modified or qualified the Parent Recommendation in a manner adverse to the Company, or publicly disclosed that it intends to do so, or (ii) Parent or the Parent Board has breached its obligations under Section 6.02 in any material respect.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

8.02. Effect of Termination and Abandonment; Enforcement of Agreement.

(e) Except as provided for in this Section 8.02, in the event of termination of this Agreement pursuant to Section 8.01, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.04, Section 6.16, this Section 8.02, and Article IX shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, and while neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination, in no event shall the Company be required to pay the Termination Fee more than once.

(b) In the event that:

(i) (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide written Acquisition Proposal shall have been made known to senior management or the Company Board or has been made directly to the Company shareholders generally or any Person shall have publicly announced (and, in each case, not unconditionally withdrawn) an Acquisition Proposal with respect to the Company, and (1) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(e)(i), or (2) thereafter this Agreement is terminated by Parent pursuant to Section 8.01(b) as a result of a willful breach by the Company; and (B) prior to the date that is twelve (12) months after the date of the termination of this Agreement, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay Parent, by wire transfer of same day funds (to an account designated in writing by Parent), a fee equal to $1,575,000 (the “Termination Fee”); and

(ii) this Agreement is terminated by the Company or Parent pursuant to Section 8.01(f), then the Company shall pay Parent, by wire transfer of same day funds (to an account designated in writing by Parent), the Termination Fee no later than two (2) business days after the termination of this Agreement.

(c) If this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b), other than in the circumstances set forth in Section 8.02(b) hereof, as a result of the other party’s willful or intentional breach, or willful or intentional failure to perform, in any material respect, its covenants contained in the Agreement, then the breaching party shall pay to the non‑breaching party on the date of such termination, by wire transfer of immediately available funds, an amount equal to the out-of-pocket expenses incurred by the non‑breaching party in connection with the transactions contemplated by this Agreement (as itemized by the non‑breaching party), up to $500,000, as agreed upon liquidated damages.

(d) Each party acknowledges that the agreements contained in Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Termination Fee, and, in order to obtain the payment Parent commences a suit

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

which results in a judgment against the Company for payment of any such amount, the Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with the suit. In addition, if the Company fails to pay the Termination Fee, then the Company shall pay interest on the overdue amounts (for the period commencing as of the date that the overdue amount was originally required to be paid and ending on the date that the overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which the payment was required to be made for the period commencing as of the date that the overdue amount was originally required to be paid. The Termination Fee constitutes liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be (together with the amounts specified in this Section 8.02(d)) the sole monetary remedy of Parent in the event of a termination of this Agreement specified in the section under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE IX
Miscellaneous

9.01. No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.18 and for those other obligations, covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.02. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Company Vote and the Requisite Parent Vote; provided, however, that after the receipt of the Requisite Company Vote and the Requisite Parent Vote, there may not be, without further approval of such shareholders of the Company, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.03. Extension; Waiver.

At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Company Vote or the Requisite Parent Vote, there may not be, without further approval of such shareholders of the Company or the Parent, as the case may be, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058

9.04. Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.05. Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Regulatory Authority) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.06. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Philadelphia County, Pennsylvania (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.09.

9.07. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.

9.08. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

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9.09. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (ii) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company, to: The Victory Bancorp, Inc.

548 N. Lewis Road

Limerick, Pennsylvania 19468

Attention: Joseph W. Major, Chairman

Email: jmajor@victorybank.com

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
701 Pennsylvania Avenue, NW, Suite 200
Washington, DC 20004
Attention: Christina M. Gattuso, Esquire

Stephen F. Donahoe, Esquire
Email: cgattuso@ktslaw.com

sdonahoe@ktslaw.com

If to Parent, to: QNB Corp.

320 West Broad Street

P.O. Box 9005

Quakertown, Pennsylvania 18951

Attention: David W. Freeman, Chief Executive Officer

Email:

With a copy (which shall not constitute notice) to:

Stevens & Lee, P.C.
111 North Sixth Street
Reading, Pennsylvania 19603
Attention: David W. Swartz, Esquire
Sunjeet S. Gill, Esquire
Email: David.Swartz@stevenslee.com
Sunjeet.Gill@stevenslee.com

9.10. Entire Understanding. This Agreement, the Bank Merger Agreement, the Support Agreements and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated

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hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Support Agreements or any such separate agreement).

9.11. Assignment; Third-Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.18, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.

9.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

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9.14. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15. Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

THE VICTORY BANCORP, INC.

By: /s/ Joseph W. Major

Name: Joseph W. Major

Title: Chairman, President and Chief Executive Officer

QNB CORP.

By: /s/ David W. Freeman

Name: David W. Freeman

Title: President/CEO

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" SL1 3716757v12 101000.00058" "" SL1 3716757v12 101000.00058